UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

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Filed by a party other than the Registrant ☐

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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

LIBERTY OILFIELD SERVICES INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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LIBERTY OILFIELD SERVICES INC.
950 17TH STREET, SUITE 2400
DENVER, COLORADO 80202

NOTICE OF 2022 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD APRIL 19, 2022

To our valued stockholders:

Notice is hereby given that the 2022 Annual Meeting of Stockholders (the “Annual Meeting”) of Liberty Oilfield Services Inc. (the “Company”) will be held on Tuesday, April 19, 2022, at 9:00 a.m. Mountain Time. This year’s Annual Meeting will be accessible through the Internet in order to permit our stockholders to participate from any geographic location with Internet connectivity. We believe this enhances accessibility to our Annual Meeting for all stockholders. To attend the Annual Meeting, you must access the meeting website at https://web.lumiagm.com/245867901. Although no physical in-person meeting will be held, we have designed the format of the virtual Annual Meeting to ensure that our stockholders of record who attend the Annual Meeting will be afforded similar rights and opportunities to participate as they would at an in-person meeting, while providing an online experience available to all of our stockholders regardless of location. At the Annual Meeting, stockholders will be asked to:

1.Elect three (3) Class III directors to our board of directors to serve until the 2025 annual meeting or until their successors are duly elected and qualified (Proposal 1);

2.Approve, on an advisory basis, the compensation of our named executive officers (Proposal 2);

3.Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022 (Proposal 3);

4.Approve an amendment to our Amended and Restated Certificate of Incorporation to change the name of the Company to Liberty Energy Inc. (Proposal 4); and

5.Transact such other business as may properly be brought before the Annual Meeting.

You can find more information, including the nominees for directors, executive compensation, details regarding our independent registered public accounting firm, and the proposed name change, in the attached proxy statement. The board of directors recommends that you vote in favor of each of the above proposals. Pursuant to the “notice and access” rules adopted by the Securities and Exchange Commission, we have elected to provide access to our proxy materials on the Internet. The approximate date on which the attached proxy statement, the accompanying Notice of Internet Availability of Proxy Materials (the “Notice”), proxy card, and the Company’s Annual Report on Form 10-K are first being made available to stockholders at http://astproxyportal.com/ast/21952/ is March 9, 2022. The Notice includes instructions on how to access our proxy materials over the Internet, vote online and request a printed copy of these materials.

Only stockholders of record at the close of business on February 22, 2022 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment. A complete list of stockholders entitled to vote at the Annual Meeting will be available for examination ten days before the Annual Meeting. If you would like to inspect the list of Company stockholders of record, please contact the Investor Relations department at IR@libertyfrac.com to schedule an appointment or request access electronically or in person. This list of stockholders will also be available for inspection during the Annual Meeting by clicking on the link labeled “Request Stockholder List” on the virtual meeting site.

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING. ACCORDINGLY, EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING VIRTUALLY, WE URGE YOU TO COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE POSTAGE-PREPAID ENVELOPE PRIOR TO THE ANNUAL MEETING OR FOLLOW THE INTERNET OR TELEPHONE VOTING PROCEDURES DESCRIBED ON THE PROXY CARD. IF YOU ATTEND THE ANNUAL MEETING VIRTUALLY AND WISH TO VOTE AT THAT TIME, YOU MAY WITHDRAW YOUR PROXY AND VOTE AT THE MEETING. YOUR PROMPT CONSIDERATION IS GREATLY APPRECIATED. YOUR VOTE IS IMPORTANT TO US.

By Order of the Board of Directors,

/s/ R. Sean Elliott

R. Sean Elliott
Vice President, General Counsel and Corporate Secretary

Denver, Colorado
March 8, 2022

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING
TO BE HELD ON APRIL 19, 2022

This Notice of Annual Meeting and Proxy Statement and our Annual Report on Form 10-K are available at
http://astproxyportal.com/ast/21952/

i

TABLE OF CONTENTS

GENERAL INFORMATION ABOUT THE 2022 ANNUAL MEETING OF STOCKHOLDERS AND VOTING	1
PROPOSAL 1 — ELECTION OF DIRECTORS	5
THE BOARD AND ITS COMMITTEES	9
EXECUTIVE OFFICERS	15
COMPENSATION DISCUSSION & ANALYSIS	16
COMPENSATION COMMITTEE REPORT	23
EXECUTIVE COMPENSATION TABLES	24
DIRECTOR COMPENSATION	29
EQUITY COMPENSATION PLAN INFORMATION	31
CEO PAY RATIO	32
PROPOSAL 2 — ADVISORY VOTE TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS	33
PROPOSAL 3 — RATIFICATION OF APPOINTMENT OF THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	34
AUDIT COMMITTEE REPORT	36
PROPOSAL 4 — APPROVAL OF AN AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO CHANGE THE NAME OF THE COMPANY	38
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	39
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	41
DELINQUENT SECTION 16(a) REPORTS	46
HOUSEHOLDING	46
STOCKHOLDER PROPOSALS	46
WHERE YOU CAN FIND MORE INFORMATION	46
OTHER MATTERS	47

LIBERTY OILFIELD SERVICES INC.
950 17TH STREET, SUITE 2400
DENVER, COLORADO 80202

PROXY STATEMENT

GENERAL INFORMATION ABOUT THE 2022 ANNUAL MEETING OF STOCKHOLDERS AND VOTING

The enclosed proxy is solicited on behalf of the Board of Directors (the “Board”) of Liberty Oilfield Services Inc. (the “Company”) for use at the Company’s 2022 Annual Meeting of Stockholders that will be held on Tuesday, April 19, 2022, at 9:00 a.m. Mountain Time, virtually at https://web.lumiagm.com/245867901 (the “Annual Meeting”). In this proxy statement (the “Proxy Statement”) the terms “Liberty,” “we,” “us” and “our” all refer to the Company. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the Annual Meeting. Please read it carefully.

We are providing these proxy materials to you in connection with the solicitation by the Board of proxies to be voted at the Annual Meeting and at any adjournment or postponement thereof. By executing and returning the enclosed proxy card or by voting via the Internet or by telephone as set forth herein, you authorize the persons named in the proxy to represent you and vote your shares on the matters described herein. Those persons will also be authorized to vote your shares to adjourn the Annual Meeting from time to time and to vote your shares at any adjournments or postponements of the Annual Meeting.

Pursuant to the “notice and access” rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide stockholders access to our proxy materials over the Internet. The approximate date on which this Proxy Statement, the accompanying Notice of Internet Availability of Proxy Materials (the “Notice”), proxy card, and the Company’s 2021 Annual Report on Form 10-K are first being made available to stockholders at http://astproxyportal.com/ast/21952/ is March 9, 2022. The Notice includes instructions on how to access our proxy materials over the Internet and how to request a printed copy of these materials.

Choosing to receive your future proxy materials by e-mail or to receive a single set of proxy materials per household will save the Company the cost of printing and mailing documents to you and will reduce the impact of the Company’s annual meetings on the environment. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.

Annual Meeting Time & Location

 Date: Tuesday, April 19, 2022  Time: 9:00 a.m. Mountain Time  Location: Virtually held at https://web.lumiagm.com/245867901

Who Can Vote at the Annual Meeting

The Company’s Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”), and Class B Common Stock, par value $0.01 per share (the “Class B Common Stock,” and together with the Class A Common Stock, the “Common Stock”), are the only classes of securities entitled to vote at the Annual Meeting. Holders of Class A Common Stock and Class B Common Stock will vote together as a single class on all matters presented at the Annual Meeting. Each share of Common Stock outstanding at the close of business on February 22, 2022 (the “Record Date”) entitles its holder to one vote with respect to each matter at the Annual Meeting, and only stockholders of record on the Record Date are entitled to notice of, and to vote, virtually online or by proxy, at the Annual Meeting.

A complete list of stockholders entitled to vote at the Annual Meeting will be available for examination ten days before the Annual Meeting. If you would like to inspect the list of Company stockholders of record, please contact the Investor Relations department at IR@libertyfrac.com to schedule an appointment. This list of stockholders will also be available for inspection during the Annual Meeting by clicking on the link labeled “Request Stockholder List” on the virtual meeting site.

How to Vote at the Annual Meeting

Many holders of the Company’s Common Stock hold their shares through a broker, bank, trustee or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company LLC, then you are considered a “stockholder of record” with respect to those shares. In this case, a Notice or, if requested, a set of proxy materials has been sent to you directly by us. As a stockholder of record, you may vote over the Internet as described in the Notice that was mailed to you or, if you have received or requested a hard copy of this Proxy Statement and accompanying proxy card, you may vote by telephone as described on the proxy card, or by mail by marking, signing, dating and mailing your proxy card in the postage-paid envelope provided. Your designation of a proxy is revocable by following the procedures outlined in this Proxy Statement. The method by which you vote will not limit your right to vote virtually at the Annual Meeting. If you submit a signed proxy card but do not give voting instructions as to how your shares of Common Stock should be voted on a particular proposal at the Annual Meeting, your shares will be voted in accordance with the recommendations of our Board stated in this Proxy Statement.

Beneficial Owners of Shares Held in Street Name. If your shares of our Common Stock are held in a brokerage account or by a bank, trust or other nominee or custodian, then you are considered the beneficial owner of those shares, which are held in “street name.” In this case, a Notice or, if requested, a set of proxy materials has been forwarded to you by the organization that holds your shares. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As the beneficial owner, you have the right to instruct that organization how to vote the shares held in your account. If you are a beneficial owner of shares held in “street name,” you need to submit voting instructions to your broker, bank or other nominee in order to cast your vote. The Notice that was mailed to you by that organization has specific instructions for how to submit your vote, or if you have received or requested a hard copy of this Proxy Statement you may mark, sign, date and mail the accompanying voting instruction form in the postage-paid envelope provided. Your vote is revocable by following the procedures outlined in this Proxy Statement. However, since you are not a stockholder of record you may not vote your shares virtually at the Annual Meeting without obtaining authorization from your broker, bank or other nominee. Whether or not you plan to attend the Annual Meeting virtually, we urge you to vote by following the voting instructions provided to you to ensure that your vote is counted. To vote virtually at the Annual Meeting, you must first obtain a valid legal proxy from your broker, bank or other agent and then register in advance to attend the Annual Meeting. After obtaining a valid legal proxy from your broker, bank or other agent, to then register to attend the Annual Meeting, you must submit proof of your legal proxy reflecting the number of your shares along with your name and email address to AST. Requests for registration should be directed to proxy@astfinancial.com or to facsimile number 718-765-8730. Written requests can be mailed to:

American Stock Transfer & Trust Company LLC
Attn: Proxy Tabulation Department
6201 15th Avenue
Brooklyn, New York 11219

Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, on April 5, 2022. You will receive a confirmation of your registration by email after we receive your registration materials.

Telephone and Internet voting for stockholders of record will be available up until 11:59 PM Eastern Time on April 18, 2022, and mailed proxy cards must be received by April 18, 2022 in order to be counted at the Annual Meeting. If the Annual Meeting is adjourned or postponed, these deadlines may be extended. The voting deadlines and availability of telephone and Internet voting for beneficial owners of shares held in “street name” will depend on the voting processes of the organization that holds your shares of Common Stock. Therefore, we urge you to carefully review and follow the voting instructions card and any other materials that you receive from that organization.

If you receive more than one Notice, it is because your shares are registered in more than one name or are registered in different accounts. Please follow the instructions on each Notice received to ensure that all of your shares of Common Stock are voted.

“Broker Non-Votes” and Abstentions and their Effect on Proposals

A broker non-vote occurs when a broker, bank, trust or other nominee or custodian holding shares for a beneficial owner in “street name” does not vote the shares on a proposal because the nominee does not have discretionary voting power for a particular item and has not received instructions from the beneficial owner regarding voting. Brokers who hold shares for the accounts of their clients have discretionary authority to vote shares if specific instructions are not given, only with respect to “routine” items.

If your shares are held by a broker on your behalf and you do not instruct the broker as to how to vote your shares of Common Stock with regard to the election of directors (Proposal 1) or the advisory vote regarding the compensation of named executive officers (Proposal 2), the broker may not exercise discretion to vote for or against those proposals because each of these proposals are considered “non-routine” under applicable New York Stock Exchange (“NYSE”) rules. With respect to the ratification of the appointment of Deloitte &

Touche LLP (“Deloitte”) as our independent registered public accounting firm for the fiscal year ended December 31, 2022 (Proposal 3) and the name change (Proposal 4), the broker may exercise its discretion to vote for or against those proposals in the absence of your instruction. Broker non-votes would be treated as not entitled to vote with respect to non-discretionary matters.

An abstention (i.e. if you or your broker mark “ABSTAIN” on a proxy or voting instruction form, or if a stockholder of record attends the Annual Meeting but does not vote (either before or during the Annual Meeting)) has the same effect as voting “AGAINST” the advisory vote regarding the compensation of named executive officers (Proposal 2), the ratification of the appointment of Deloitte as our independent registered public accounting firm for the fiscal year ended December 31, 2022 (Proposal 3), or the name change (Proposal 4). Votes that are withheld from a director’s election will not affect the outcome of the vote on the election of a director.

Quorum Requirements for the Annual Meeting

The presence at the Annual Meeting, whether in person or by valid proxy, of stockholders holding a majority of the shares of Common Stock outstanding on the Record Date and entitled to vote at the meeting will constitute a quorum, permitting us to conduct our business at the Annual Meeting. On the Record Date, there were 183,645,580 of Class A Common Stock and 2,449,191 of Class B Common Stock issued and outstanding and entitled to be voted at the Annual Meeting. Abstentions and broker non-votes will be considered to be shares present at the Annual Meeting for purposes of constituting a quorum.

Votes Required to Approve Proposals and Board Recommendations

Proposal	Required Vote	Board Recommendation
(1)To elect three (3) Class III directors to the Board to serve until the 2025 annual meeting or until their successors are duly elected and qualified.	Plurality of Votes Cast	FOR EACH NOMINEE
(2)To approve, on an advisory basis, the compensation of our named executive officers.	Majority of Shares Present and Entitled to Vote on the Matter	FOR
(3)To ratify the appointment of Deloitte as our independent registered public accounting firm for the fiscal year ending December 31, 2022.	Majority of Shares Present and Entitled to Vote on the Matter	FOR
(4)To approve an amendment to our Amended and Restated Certificate of Incorporation to change the name of the Company to Liberty Energy Inc.	At least 66 2/3% in Voting Power of the Outstanding Shares Entitled to Vote Thereon	FOR

Election of Directors. To be elected, director nominees must receive a plurality of the votes cast by the holders of the shares entitled to vote in the election of directors at the Annual Meeting; this means that the three (3) nominees receiving the highest number of “FOR” votes cast will be elected. Abstention and broker non-votes will have no effect on the outcome of the election of our directors and cumulative voting is not permitted.

Approval of Named Executive Officer Compensation. Approval, on a non-binding advisory basis, of the compensation of our named executive officers requires the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter. Abstentions will have the effect of a vote against this proposal, and broker non-votes are not counted as votes cast and will have no effect on the outcome of this proposal.

Ratification of our Independent Registered Public Accounting Firm. The affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter is required to ratify the appointment of Deloitte as our independent registered public accounting firm for the fiscal year ending December 31, 2022. Abstentions will have the effect of a vote against this proposal. Brokers have discretionary authority in the absence of timely instructions from their customers to vote on this proposal. As a result, there will be no broker non-votes with respect to this proposal.

Approval of Name Change. Approval of an amendment to our Amended and Restated Certificate of Incorporation to change the name of the Company to Liberty Energy Inc. requires the affirmative vote of the holders of at least 66 2/3% in voting power of the outstanding shares of Common Stock entitled to vote thereon. Abstentions will have the effect of a vote against this proposal, and broker non-votes are not counted as votes cast and will have no effect on the outcome of this proposal.

The Board recommends that you vote:

FOR the election of each of the three (3) Class III nominees to serve on our Board until the 2025 annual meeting or until their successors are duly elected and qualified;

FOR the approval of the compensation of our named executive officers as disclosed in this Proxy Statement;

FOR the ratification of Deloitte as our independent registered public accounting firm for the fiscal year ending December 31, 2022; and

FOR the approval of an amendment to our Amended and Restated Certificate of Incorporation to change the name of the Company to Liberty Energy Inc.

Revoking Your Proxy; Changing Your Vote

If you are a stockholder of record, you may revoke your proxy before the vote is taken at the Annual Meeting by:

•signing, dating and delivering a new proxy with a later date before the applicable deadline to our Corporate Secretary;

•attending virtually and voting virtually online at the Annual Meeting; or

•filing a written revocation with our Corporate Secretary.

If your shares are held in “street name,” you may submit new voting instructions by contacting your broker or other organization holding your shares. You may also vote virtually online at the Annual Meeting, which will have the effect of revoking any previously submitted voting instructions, if you obtain a legal proxy from the organization that holds your shares.

Your last vote or proxy will be the vote or proxy that is counted. Your virtual attendance at the Annual Meeting will not automatically revoke your proxy.

Dissent and Appraisal Rights

No action is proposed at the Annual Meeting for which the laws of the State of Delaware or other applicable law provides a right of our stockholders to dissent and obtain appraisal of or payment for such stockholders’ Common Stock.

Solicitation Costs

The cost of preparing, assembling and mailing the proxy materials and of reimbursing brokers, nominees and fiduciaries for the out-of-pocket and clerical expenses of transmitting copies of the proxy materials to the beneficial owners of shares held of record by such persons, will be borne by the Company. The Company has retained D.F. King & Co., Inc. (“D.F. King”) to aid in the solicitation of proxies. It is estimated that the cost of D. F. King’s services will be approximately $9,500 plus expenses. In addition to the solicitation of proxies by mail, proxies may also be solicited by telephone, electronic communication, or personal communication by employees of D.F. King and the Company.

Voting Results

We will publish final results in a Current Report on Form 8-K to be filed with the SEC within four (4) business days following the Annual Meeting.

Management Q&A Session

Stockholders of record who have registered with their voting control number will be able to submit questions for the Annual Meeting’s question and answer session during the meeting through https://web.lumiagm.com/245867901 by referring to the “Chat Box” icon located at the top of the left-hand panel of their screen. For questions regarding the webcast please reach out to IR@libertyfrac.com.

Technical Difficulties or Trouble Accessing the Annual Meeting

If you encounter any technical difficulties with accessing the audio webcast on the day of the Annual Meeting, contact IR@libertyfrac.com. American Stock Transfer will also be present at the Annual Meeting and monitoring the webcast to assist with any issues.

Questions

You may call or contact our proxy solicitor, D.F. King, at (866) 796-1290 or via email at libertyoilfield@dfking.com if you have any questions concerning this Proxy Statement.

PLEASE VOTE. YOUR VOTE IS IMPORTANT TO US.

PROPOSAL 1 — ELECTION OF DIRECTORS

Our Board currently consists of nine (9) directors. In accordance with the terms of our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, our Board is divided into three classes: Class I, Class II and Class III, with each class serving staggered three-year terms. Upon the expiration of the term of a class of directors, directors in that class will be eligible to be elected for a new three-year term at the annual meeting of stockholders in the year in which their term expires. Each director elected to the Board will hold office until his or her successor has been elected and qualified or until the earlier of their death, resignation, disqualification or removal. The current members of the classes of our Board are divided as follows:

♦Class III (term expires in 2022): Peter A. Dea, William F. Kimble, and James R. McDonald

♦Class I (term expires 2023): Simon Ayat, Gale A. Norton, and Cary D. Steinbeck

♦Class II (term expires in 2024): Ken Babcock, Audrey Robertson, and Christopher A. Wright

Unless otherwise instructed, the proxy holders will vote the proxies received by them for the three (3) director nominees named below, all of whom are presently directors of the Company. In the event that any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board to fill the vacancy, unless the size of the Board is reduced. The proxies cannot be voted for a greater number of persons than the number of nominees named in this proxy statement. It is not expected that any nominee will be unable or will decline to serve as a director. Biographical information regarding each nominee is set forth below, as well as a summary of the experiences, qualifications, attributes or skills that caused the Board to determine that each nominee should serve as a director of the Company. Each nominee’s experience is evaluated in determining the overall composition of the Board.

NOMINEES FOR ELECTION AS CLASS III DIRECTORS TO A THREE-YEAR TERM EXPIRING
AT THE 2025 ANNUAL MEETING OF STOCKHOLDERS

PETER A. DEA
Age: 68	Key Areas of Experience
Director Since: 2018 INDEPENDENT	•Exploration and Production •Senior Management Experience (CEO/CFO) •Mergers & Acquisitions	•ESG •HR/Compensation •Investor Relations •Corporate Governance

Mr. Dea has served on our Board since the initial public offering of the company in 2018 (the “IPO”). Mr. Dea has been the Executive Chairman of Confluence Resources LP (“Confluence”) since September 2016. Mr. Dea has served as the President and Chief Executive Officer of Cirque Resources LP (“Cirque”) since May 2007. Both Confluence and Cirque are private oil and gas companies. From November 2001 through August 2006, Mr. Dea was President and Chief Executive Officer and a director of Western Gas Resources, Inc. (“Western Gas”). Mr. Dea joined Barrett Resources Corporation (“Barrett”) in November 1993 and served as Chief Executive Officer and director from November 1999 and as Chairman from February 2000 through August 2001. Western Gas and Barrett were public oil and gas companies. Prior to that, Mr. Dea served in several geologic positions with Exxon Company, U.S.A. Mr. Dea currently serves as the Chairman of the Board of Ovintiv Inc. and has served as a director of Antero Midstream Corporation since the closing of its simplification transaction in March 2019. Prior to the simplification, Mr. Dea served as a director of the general partner of Antero Midstream GP LP beginning in April 2018. Mr. Dea has a Bachelor of Arts in Geology from Western State Colorado University and a Masters of Science in Geology from the University of Montana. Mr. Dea also attended the Harvard Business School, Advanced Management Program. We believe that Mr. Dea’s extensive oil and gas exploration and production experience and involvement in state and national energy policies qualify him for service on our Board.

WILLIAM F. KIMBLE
Age: 62	Key Areas of Experience
Director Since: 2018 INDEPENDENT	•Public Accounting •Mergers & Acquisitions •Legal/Regulatory	•Corporate Governance •Risk Management

Mr. Kimble has served on our Board since the IPO and as Lead Director since October 2018. From 2009 until his retirement in 2015, Mr. Kimble served as the Office Managing Partner for the Atlanta office and Managing Partner - Southeastern United States at KPMG LLP (“KPMG”), one of the largest audit, tax and advisory services firms in the world. Mr. Kimble was also responsible for moderating KPMG’s Audit Committee Institute and Audit Committee Chair Sessions. Until his retirement, Mr. Kimble had been with KPMG or its predecessor firm since 1986. During his tenure with KPMG, Mr. Kimble also held numerous senior leadership positions, including Global Chairman of Industrial Markets. Mr. Kimble served as KPMG’s Energy Sector Leader for ten (10) years and was the executive director of KPMG’s Global Energy Institute. Mr. Kimble serves on the board of directors and the audit committee of PRGX Global, Inc. Mr. Kimble also serves on the board of directors, the special committee, and is chair of the audit committee of DCP Midstream Partners, LP. Mr. Kimble has a Bachelor of Accounting and Business Administration from Southern Methodist University. We believe that Mr. Kimble’s extensive accounting background and his experience as a director of public companies qualify him for service on our Board.

JAMES R. MCDONALD
Age: 43	Key Areas of Experience
Director Since: 2020 INDEPENDENT	•Technology •Oilfield Services	•Marketing/Sales

Mr. McDonald joined our Board in connection with the acquisition of the OneStim business (“OneStim”) from Schlumberger Limited (“Schlumberger”) at the end of 2020 (the “OneStim Acquisition”) as a Schlumberger designee. Mr. McDonald has served as President, Americas Land for Schlumberger, an international oilfield services and technology company, since July 2020. Prior to that time, he held multiple executive positions at Schlumberger; including President, Well Services from April 2018 until June 2020; Head of Reservoir Characterization Group Operations, North America Offshore from June 2017 until March 2018; Vice President, Wireline, North America, from January 2016 until June 2017; and Vice President Cased Hole Wireline, North American Land from January 2015 until December 2015. Mr. McDonald holds a Bachelor of Science in Chemical Engineering from the Massachusetts Institute of Technology. Mr. McDonald has been nominated to serve on our Board by Schlumberger pursuant to the amended and restated stockholders agreement described later in this Proxy Statement. We believe Mr. McDonald’s extensive experience in the oilfield services industry qualifies him for service on our Board.

Vote Required

The election of directors requires the affirmative vote of a plurality of the votes validly cast by the holders of the shares of Common Stock entitled to vote at the election. Neither abstentions nor broker non-votes will have any effect on the outcome of voting on director elections.

THE BOARD UNANIMOUSLY RECOMMENDS VOTING “FOR”
THE ELECTION OF EACH CLASS III DIRECTOR NOMINEE.

DIRECTORS CONTINUING IN OFFICE

SIMON AYAT
Age: 67	Key Areas of Experience
Director Since: 2020 INDEPENDENT	•Corporate Finance/Capital Markets •Senior Management Experience (CEO/CFO) •Oilfield Services •Mergers & Acquisitions •Legal/Regulatory	•Corporate Governance •ESG •HR/Compensation •Investor Relations •Risk Management

Mr. Ayat joined our Board in connection with the OneStim Acquisition as a Schlumberger designee. Mr. Ayat served as Senior Strategic Advisor to the Chief Executive Officer for Schlumberger, an international oilfield services and technology company, from January 2020 until January 2022. From March 2007 until his retirement in January 2020, he served as the Executive Vice President and Chief Financial Officer of Schlumberger. Mr. Ayat has held several financial and operational positions in Schlumberger, where he commenced his career in 1982. He was based in Paris, Houston and Dallas, as well as in the Middle East and Far East regions, serving as group treasurer, controller, Geomarket manager for Indonesia and drilling regional vice president for Asia Pacific. Mr. Ayat is also a member of the board of directors of Tenaris S.A., a manufacturer of pipes and related services for energy and industrial applications, and Eurasia Drilling Company, the largest provider of drilling services in Russia. He is a French and Lebanese citizen. Mr. Ayat has been nominated to serve on our Board by Schlumberger pursuant to the amended and restated stockholders agreement described later in this Proxy Statement. We believe Mr. Ayat’s extensive experience in the oilfield services industry and as the Chief Financial Officer of a publicly-traded oilfield services company with international operations qualifies him for service on our Board.

GALE A. NORTON
Age: 67	Key Areas of Experience
Director Since: 2019 INDEPENDENT	•Legal/Regulatory •Corporate Governance	•ESG

Ms. Norton has served on our Board since July of 2019. She has been the President of Norton Regulatory Strategies, a consulting firm, since 2011. From 2007 to 2010, she served as General Counsel, Unconventional Oil, of Royal Dutch Shell, an international oil and natural gas company (“Shell”). Prior to joining Shell, Ms. Norton served as the Secretary of the Interior of the United States under President George W. Bush from 2001 until 2006 and as the Attorney General of the State of Colorado from 1991 until 1999. Ms. Norton is a director of American Transmission Company, a private company in the electric utility industry and she has been a Governance Fellow of the National Association of Corporate Directors. Ms. Norton holds Bachelor of Arts and Juris Doctorate degrees from the University of Denver. We believe that Ms. Norton’s experience as Attorney General of the State of Colorado and Secretary of the Interior of the United States qualifies her for service on our Board.

CARY D. STEINBECK
Age: 50	Key Areas of Experience
Director Since: 2018 INDEPENDENT	•Exploration and Production	•Corporate Finance/Capital Markets

Mr. Steinbeck has served on our Board since the IPO. Mr. Steinbeck served on the board of managers of Liberty Oilfield Services Holdings LLC (“Liberty Holdings”), a prior subsidiary of the Company, from October 2016 until the IPO. Mr. Steinbeck has been a Managing Director at Shea Ventures, an investment firm, since October 2014. From 2007 to 2014, he served as a Managing Director at Oakmont Corporation, an investment firm. Mr. Steinbeck is also a director at Liberty Resources LLC and Accretion Acquisition Corp., and is a Chartered Financial Analyst® charterholder. Mr. Steinbeck has a Bachelor of Arts in Economics from the University of California, Santa Barbara, and a Master of Business Administration from the University of Southern California. We believe that Mr. Steinbeck’s experience in the private equity industry, energy sector investing experience, extensive board participation and understanding of financial markets will provide valuable insights for our Company and qualifies him for service on our Board.

KEN BABCOCK
Age: 65	Key Areas of Experience
Director Since: 2018 INDEPENDENT	•Technology •Senior Management Experience (CEO/CFO) •Oilfield Services	•Mergers & Acquisitions •Marketing/Sales •HR/Compensation

Mr. Babcock has served on our Board since the IPO. Mr. Babcock is currently the Chief Executive Officer of Abaco Energy Technologies LLC (“Abaco”), a private Houston-based portfolio company of Riverstone Holdings LLC, an energy-focused private equity firm (“Riverstone”), that was formed in 2013 to focus on opportunities in manufacturing and services related to North American drilling, completion, and production, and associated infrastructure. Prior to joining Abaco, Mr. Babcock was the President and Chief Executive Officer of Titan Specialties, Ltd. (“Titan”) from 2008 until its sale to Hunting PLC in September 2011. Following the sale, Mr. Babcock remained at Titan until June 2012. Prior to joining Titan, from 2005 until 2008, Mr. Babcock served as President and Chief Executive Officer of International Logging, Inc. (“ILI”) where he took a narrowly-focused mud logging company of over 300 employees to a diverse well site services organization of over 1,800 employees spread over 60 countries in a little over two years. Prior to joining ILI, Mr. Babcock was Director of Strategic Sales at Baker Hughes INTEQ and Vice President of Business Development at Noble Technology Services. Mr. Babcock began his career with EXLOG in 1980. Mr. Babcock has a Bachelor of Science in Geology from Florida State University. We believe that Mr. Babcock’s strong business leadership experience qualifies him for service on our Board.

AUDREY ROBERTSON
Age: 41	Key Areas of Experience
Director Since: 2021	•Exploration and Production •Corporate Finance/Capital Markets •Senior Management Experience (CEO/CFO)	•Public Accounting •Mergers & Acquisitions •Investor Relations •Risk Management

Ms. Robertson joined our Board in June 2021. Ms. Robertson has served as the co-founder and Chief Financial Officer of Franklin Mountain Energy, LLC, a private oil and gas company operating in the Permian Basin since September 2018. She also served as a co-founder and Managing Partner of Copper Trail Partners, LLC, a private equity platform based in Denver from November 2017 until December 2021. From 2005 to 2016, she served as a Partner and Senior Managing Director at Kayne Anderson Capital Advisors. Prior to that time, she was an investment banker with Goldman Sachs & Co. Ms. Robertson was a Director of Bonanza Creek Energy, LLC from January 2020 until November 2021 and served on the board of directors of Extraction Oil and Gas, LLC from September 2019 to January 2021. She has served on the boards of several private companies and not-for-profit organizations. She holds a Bachelor of Science degree in Applied Economics and Management from Cornell University and a Master of Accounting degree from the University of Southern California. We believe that Ms. Robertson’s significant experience in the oil and gas exploration and production industry and accounting credentials qualifies her for service on our Board.

CHRISTOPHER A. WRIGHT
Age: 57	Key Areas of Experience
Director Since: 2018	•Exploration and Production •Technology •Senior Management Experience (CEO/CFO) •Oilfield Services	•Mergers & Acquisitions •ESG •Marketing/Sales •HR/Compensation •Investor Relations

Mr. Wright has served on our Board since the IPO. He has also served as our Chief Executive Officer since December 2016 and as the Chief Executive Officer of Liberty Holdings since its formation in March 2011 until the IPO. Mr. Wright is the Executive Chairman of Liberty Resources LLC, an oil and natural gas exploration and production company focused in the Williston Basin, and was the Chief Executive Officer from its formation in September 2010 until March 2017. Mr. Wright founded Pinnacle Technologies, a company that developed and commercialized tiltmeter and microseismic fracture mapping, and served as Chief Executive Officer of Pinnacle Technologies from 1992 to 2006. From 2000 to 2006, Mr. Wright served as Chairman of Stroud Energy, Inc., a shale natural gas producer. Mr. Wright currently serves on the Board of Directors for Urban Solution Group, US Ceramics, LLC (both of which are private companies) and the Federal Reserve Bank of Kansas City, Denver Branch. He also serves on the Board of Directors of Accretion Acquisition Corp. Mr. Wright has a Bachelor of Science in Mechanical Engineering from the Massachusetts Institute of Technology (“MIT”) and conducted graduate work in electrical engineering at both the University of California-Berkeley and MIT. We believe that Mr. Wright’s experience leading our growth as our Chief Executive Officer and his extensive experience in the hydraulic fracturing services industry qualifies him for service on our Board.

THE BOARD AND ITS COMMITTEES

THE BOARD

Composition of the Board

Our Board consists of nine members separated into three classes of directors, each as equal in number as possible, with each class serving staggered three-year terms.

In connection with the OneStim Acquisition, we entered into an amended and restated stockholders agreement. This amended and restated stockholders agreement provides Schlumberger with the right to designate (A) two nominees to our Board so long as they and their affiliates collectively beneficially own at least 20% of the outstanding shares of our Common Stock, and (B) one nominee to our Board so long as they and their affiliates collectively beneficially own at least 10% of the outstanding shares of our Common Stock. Pursuant to the amended and restated stockholders agreement, Schlumberger designated Mr. McDonald and Mr. Ayat as director nominees, each of whom is currently serving on our Board. For further information on the amended and restated stockholders agreement, see the section titled “Related Party Transactions” under the subtitle “Amended and Restated Stockholders Agreement.”

In evaluating director candidates, we, through the Nominating and Governance Committee of the Board (the “Nominating and Governance Committee”), review the following criteria when assessing director candidates:

✓ relevant skills, qualifications and experience;

✓ independence under applicable standards;

✓ qualifications to serve on Board committees and, as appropriate, serve as a committee chairperson;

✓ business judgment;

✓ service on boards of directors of other companies;

✓ personal and professional integrity;

✓ openness and willingness to work as part of a team;

✓ willingness to commit the required time to serve as a Board member; and

✓ familiarity with the Company and its industry.

Board Diversity and Summary of Director Core Skills

The diversity of experience and range of competencies, qualifications and viewpoints of each director on our Board embody key abilities that our Nominating and Governance Committee considers valuable to effective oversight of the Company. The Nominating and Governance Committee values diversity of thought in director candidates, and further believes that gender and ethnic diversity can be one way to accomplish diversity of thought while still maintaining a Board that is adequately qualified to discharge its duties. Presently, two of our nine Board members are female, and two of our Board members qualify as ethnically diverse.

We believe that our director nominees are able to provide a well-rounded set of expertise that will assist in effective oversight of management at the Company. The matrix below identifies the core skills, primary competencies and other attributes that each director brings forth in their service to our Board and committees. The lack of an indicator for a particular item does not mean that the director does not possess that qualification, skill or experience in general. The indicator merely represents a core skill that the director brings to our Board. Furthermore, each director possesses other competencies not identified below. We believe identifying primary skills is a more meaningful presentation of the key contributions and value that each director brings to their service on the Board and to our stockholders. For more information about each director, see the individual biographies set forth above.

	Ayat	Babcock	Dea	Kimble	McDonald	Norton	Steinbeck	Robertson	Wright
Exploration and Production			✓				✓	✓	✓
Technology		✓			✓				✓
Corporate Finance/Capital Markets	✓						✓	✓
Senior Management Experience (CEO/CFO)	✓	✓	✓					✓	✓
Oilfield Services	✓	✓			✓				✓
Public Accounting				✓				✓
Mergers & Acquisitions	✓	✓	✓	✓				✓	✓
Legal/Regulatory	✓			✓		✓
Corporate Governance	✓		✓	✓		✓
ESG	✓		✓			✓			✓
Marketing/Sales		✓			✓				✓
HR/Compensation	✓	✓	✓						✓
Investor Relations	✓		✓					✓	✓
Risk Management	✓			✓				✓

Board Leadership Structure and Role in Risk Oversight

Our Board does not have a policy regarding separation of the roles of Chief Executive Officer and Chairman of the Board. The Board believes it is in our best interests to make that determination based on circumstances from time to time. Currently, our Chief Executive Officer serves as the Chairman of the Board, and William F. Kimble, a non-employee independent director, serves as our Lead Director. As Lead Director, Mr. Kimble serves as a liaison between the Chairman and the non-management directors and presides at executive sessions of the non-management directors and any other Board meetings at which the Chairman is not present, among other responsibilities. Our Board believes that this structure, combined with our corporate governance policies and processes, creates an appropriate balance between strong and consistent leadership and independent oversight of our business. The Chairman chairs the meetings of our Board and stockholders, with input from the Lead Director, and as such, our Board believes that a person with comprehensive knowledge of the Company is in the best position to serve the role of Chairman.

Our Board believes its administration of its risk oversight function has not affected its leadership structure. Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including those described under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2021. Our Board is actively involved in oversight of risks that could affect us. This oversight is conducted by the Board, which has responsibility for general oversight of risks, but the Audit Committee of the Board (the “Audit Committee”) assists the Board in fulfilling such oversight responsibilities. Risk assessment and oversight are an integral part of our governance and management processes. The Board encourages management to promote a culture that incorporates risk management into our corporate strategy and day-to-day business operations. Management discusses strategic and operational risks at regular management meetings and conducted a specific strategic session during the year that included a focused discussion and analysis of the risks facing us. Throughout the year, senior management reviews risks with the Board at regular Board meetings as part of management presentations that focus on the Company’s overall operations and presents the steps taken by management to mitigate or eliminate such risks.

The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole. The Board is responsible for monitoring and assessing strategic risk exposure, and the Audit Committee assists the Board in fulfilling such oversight responsibilities by overseeing our major risk exposures and the steps our management has taken to monitor and control these exposures. The Audit Committee also monitors compliance with legal and regulatory requirements and considers and approves or disapproves any related-person transactions.

Our Board periodically review its governance and committee structure to ensure that it continues to meet the Company’s needs.

Director Independence and Family Relationships

The Company’s standards for determining director independence require the assessment of directors’ independence each year. A director cannot be considered independent unless the Board affirmatively determines that he or she does not have any relationship with management or the Company that may interfere with the exercise of his or her independent judgment, including any of the relationships that would disqualify the director from being independent under the rules of the NYSE.

The Board has assessed the independence of each non-employee director under the independence standards of the NYSE. The Board has determined that each of Messrs. Ayat, Babcock, Dea, Kimble, McDonald and Steinbeck and Ms. Norton is considered independent under the NYSE rules. In connection with its assessment of the independence of each non-employee director, the Board also determined that Messrs. Ayat, Babcock, Dea, Kimble and Steinbeck and Ms. Norton are independent as defined in Section 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and under the standards set forth by the NYSE applicable to members of the Audit Committee. Furthermore, none of our directors or officers have any family relationship with any director or other officers. “Family relationship” for this purpose means any relationship by blood, marriage or adoption, not more remote than first cousin.

BOARD COMMITTEES

Overview

Our Board has established an Audit Committee, a Compensation Committee of the Board (the “Compensation Committee”) and a Nominating and Governance Committee as further detailed herein. The below chart sets forth the members and chairperson of each Board committee.

Name	Audit Committee	Compensation Committee	Nominating and Governance Committee
William F. Kimble	*		•
Cary D. Steinbeck	•	•
Peter A. Dea		*	•
Ken Babcock		•
Gale A. Norton	•		*

* Chairperson  • Member

Audit Committee

Rules implemented by the NYSE and the SEC require us to have an Audit Committee comprised of at least three (3) directors who meet the independence and experience standards established by the NYSE and the Exchange Act. Our Audit Committee currently consists of three (3) directors, all of whom are independent under the rules of the SEC and the standards set forth by the NYSE applicable to members of an Audit Committee. Messrs. Kimble and Steinbeck and Ms. Norton are the members of our Audit Committee with Mr. Kimble serving as the chairperson. Each member of our Audit Committee is financially literate, and our Board has determined that Mr. Kimble qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

The Audit Committee oversees, reviews, acts on and reports on various auditing and accounting matters to our Board, including: the selection of our independent accountants, the scope of our annual audits, fees to be paid to the independent accountants, the performance of our independent accountants and our accounting practices. The general purpose of our Audit Committee is to assist the Board in oversight responsibilities regarding the integrity of the Company’s financial statements, compliance with legal and regulatory requirements, performance of the independent registered public accounting firm engaged by the Company and the effectiveness of the Company’s internal audit functions. The Audit Committee operates under an Audit Committee charter that defines the committee’s primary duties in a manner consistent with the rules of the SEC and NYSE. A current copy of the Audit Committee charter can be found on our website, www.libertyfrac.com, by first clicking “Investors” then “Corporate Governance” and proceeding to “Governance Documents.”

Compensation Committee

Our Compensation Committee currently consists of three (3) directors: Messrs. Dea, Babcock and Steinbeck with Mr. Dea serving as the chairperson. Our Compensation Committee establishes salaries, incentives and other forms of compensation for officers and other employees. Our Compensation Committee also assists the Board with the administration and oversight of our incentive compensation and benefit plans. The Compensation Committee operates under a Compensation Committee charter that defines the committee’s primary duties. The Compensation Committee has the authority to delegate to its chairperson or any one of its members the responsibility and authority for any particular matter, as it deems appropriate from time to time under the circumstances. A current copy of the Compensation Committee charter can be found on our website, www.libertyfrac.com, by first clicking “Investors” then “Corporate Governance” and proceeding to “Governance Documents.”

The Board has determined that all directors on the Compensation Committee are independent under the standards set forth by the NYSE.

Nominating and Governance Committee

Our Nominating and Governance Committee currently consists of three (3) directors: Ms. Norton and Messrs. Kimble and Dea with Ms. Norton serving as the chairperson. The Nominating and Governance Committee operates under a Nominating and Governance Committee charter that defines the committee’s primary duties. A current copy of the Nominating and Governance Committee charter can be found on our website, www.libertyfrac.com, by first clicking “Investors” then “Corporate Governance” and proceeding to “Governance Documents.”

Our Nominating and Governance Committee identifies, evaluates and recommends qualified nominees to serve on our Board, subject to the terms of the amended and restated stockholders agreement the Company has entered into with certain stockholders related to the appointment of directors. See “Certain Relationships and Related Party Transactions—Related Party Transactions—Amended and Restated Stockholders Agreement.” Our Nominating and Governance Committee also develops and oversees our corporate governance processes, including the annual performance evaluation of the Board and its committees, and of management, and develops, reviews and recommends to the Board any changes to our Corporate Governance Guidelines and other applicable governance policies.

The Board and the Nominating Committee believe the skills, qualities, attributes, and experience of our directors provide our Company with business acumen and a diverse range of perspectives to effectively address our evolving needs and represent the best interests of our stockholders.

When identifying director nominees, the Nominating and Governance Committee considers and reviews the following criteria: the candidate’s relevant skills, qualifications and experience; independence under applicable standards; qualifications to serve on Board committees and, as appropriate, serve as a committee chairperson; business judgement; service on boards of directors of other companies; personal and professional integrity; openness and ability to work as part of a team; willingness to commit to the required time to serve as a member of the Board; and familiarity with the Company and its industry. Additionally, when considering the recommendation to the Board that an existing director be nominated for election at the annual meeting of stockholders, the Nominating and Governance Committee will consider and review: the past Board and committee meeting attendance and performance, the length of Board service, the personal and professional integrity, the relevant experience, skills, qualifications and contributions that the existing director brings to the Board and the independence under the applicable standards.

The Nominating and Governance Committee will consider suggestions from any source, particularly from stockholders, regarding possible candidates for director; provided, however, that in order for such stockholder recommendation to be considered, the recommendations must comply with the procedures outlined under “Stockholder Proposals” below.

The Board has determined that all directors on the Nominating and Governance Committee are independent under the standards set forth by the NYSE.

MEETING ATTENDANCE OF THE BOARD AND BOARD COMMITTEES

During 2021, the Board and its committees met on a set schedule, held special meetings, and acted by written consent from time to time, as appropriate, as reflected in the following table:

	Regularly Scheduled Meetings	Special Meetings	Total Meetings
Board of Directors	5	3	8
Audit Committee	8	1	9
Compensation Committee	4	1	5
Nominating and Governance Committee	2	1	3

At each Board meeting, time is reserved for the independent directors to meet in executive session without the Chief Executive Officer present. Furthermore, executive officers regularly attend Board meetings to present information to our Board on our business and strategy. From time to time between meetings, Board and committee members confer with each other and with management and independent consultants regarding relevant issues, and representatives of management may meet with such consultants on behalf of the relevant committee.

Each director participated, whether in person or by telephone, in at least seventy-five percent (75%) of all meetings of the Board and the committees of which such director is a member. During 2022, some of our directors recused themselves from special meetings of the Board due to potential conflicts of interest, and their recusal was not counted as an absence. There is no formal policy as to director attendance at the Annual Meeting, but our corporate governance guidelines encourage directors to attend. All members of our Board attended last year’s annual stockholder meeting.

ESG FOCUSED

While we recognize the various environmental and social impacts of hydrocarbon energy, we believe that access to life-enhancing modern energy presents the most pressing global energy challenge. We passionately work to better the process of bringing hydrocarbons to the surface in a clean, safe and efficient fashion and view ESG principles as foundational to our business. We focus on developing and adding technologies to our operations that assist our customers in implementing their ESG goals. The list below sets forth specific examples of our efforts towards ESG principles:

♦In 2013, we introduced Tier II dual-fuel technology to our fleets which allows our frac pumps to use natural gas in place of some diesel fuel to lower particulate emissions.

♦In 2014, we began the use of containerized sand delivery at frac locations, which reduces dust, noise and truck traffic.

♦In 2016, we introduced Quiet Fleet® technology, which significantly reduces noise levels associated with frac operations.

♦In 2018, we began a partnership with an equipment supplier to introduce Tier IV dynamic gas blending, or DGB, engines to our frac fleet that can substitute up to 80% of the diesel typically used by a frac pump with natural gas and significantly lower emission levels in frac operations. Tier IV DGB engines were added to our fleet in 2020.

♦In 2021, we announced the successful test of digiFrac™, our innovative, purpose-built electric frac pump that has approximately a 25% lower CO2e emission profile than the Tier IV DGB. We have entered into two multi-year arrangements with customers for digiFrac fleets and expect to deliver the first fleet into commercial service in 2022.

♦In October 2021, we closed the acquisition of PropX, which offers innovative, environmentally friendly technology with optimized dry and wet sand containers and wellsite proppant handling equipment that drive logistics efficiency and reduce noise and emissions.

Furthermore, we are continuously committed to engagement in our communities. We provide K-12 scholarships to low-income children through ACE (Alliance for Choice in Education) and we have launched a Liberty Scholars program at Montana Technological University to enable lower income students to obtain a college engineering education. In 2021, over 100 students received Liberty scholarships. We have numerous other efforts targeting schools, veterans, poverty abatement, low-income housing, criminal justice reform and job opportunities for those who had a disadvantaged start in life. In 2021, we launched Love, Liberty, our matching program that is aimed to encourage our employees to get involved in their communities.

CORPORATE CODE OF BUSINESS CONDUCT AND ETHICS

Our Board has adopted a Corporate Code of Business Conduct and Ethics (the “Ethics Code”) applicable to our employees, directors and officers, in accordance with applicable U.S. federal securities laws and the corporate governance rules of the NYSE. Any waiver of the Ethics Code may be made only by our Board or a Board committee and will be promptly disclosed as required by applicable SEC laws and the corporate governance rules of the NYSE. A current copy of the Ethics Code can be found on our website, www.libertyfrac.com, by first clicking “Investors” then “Corporate Governance” and proceeding to “Governance Documents,” and is available in print to any stockholder who requests it. We intend to post any waiver of our Ethics Code or substantive amendments to the Ethics Code to this website.

CORPORATE GOVERNANCE GUIDELINES

Our Board has adopted Corporate Governance Guidelines (the “Governance Guidelines”) in accordance with the corporate governance rules of the NYSE that serve as a framework within which our Board and committees operate. These guidelines cover matters including, but not limited to, the composition of our Board, Board membership criteria and qualifications, director responsibilities, meetings of the Board and non-management directors, Board committees, director access to management and independent advisors, director compensation, and evaluation of management and management succession planning. A current copy of our Governance Guidelines can be found on our website, www.libertyfrac.com, by first clicking “Investors” then “Corporate Governance” and proceeding to “Governance Documents,” and is available in print to any stockholder who requests it.

COMMUNICATION WITH THE BOARD

The Board welcomes communications from the Company’s stockholders and other interested parties. Stockholders and any other interested parties may send communications to the Board, any committee of the Board, the Chairman of the Board or any other director in particular to:

Liberty Oilfield Services Inc.
950 17th Street, Suite 2400
Denver, Colorado 80202

Stockholders and any other interested parties should mark the envelope containing each communication as “Stockholder Communication with Directors” and clearly identify the intended recipient(s) of the communication. The Company’s General Counsel or other officer as designated by the Board, will review each communication received from stockholders and other interested parties and will forward the communication, as expeditiously as reasonably practicable, to the addressees if the communication falls within the scope of matters generally considered by the Board. To the extent the subject matter of a communication relates to matters that have been delegated by the Board to a committee or to an executive officer of the Company, then the Company’s General Counsel may forward the communication to the executive officer or chairman of the committee to which the matter has been delegated. The acceptance and forwarding of communications to the members of the Board or an executive officer does not imply or create any fiduciary duty of the Board members or executive officer to the person submitting the communications.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee are set forth above. During 2021, our last completed fiscal year, none of our executive officers served on the board of directors or compensation committee of a company that had an executive officer that served on our Board or Compensation Committee. Further, no member of our Board was an executive officer of a company in which one of our executive officers served as a member of the board of directors or compensation committee of that company.

EXECUTIVE OFFICERS

The following sets forth certain information with respect to the executive officers of the Company as of March 1, 2022.

Name	Age	Position(s)
Christopher A. Wright	57	Chairman of the Board and Chief Executive Officer
Michael Stock	60	Chief Financial Officer and Treasurer
Ron Gusek	50	President
R. Sean Elliott	47	Vice President, General Counsel and Corporate Secretary
Ryan T. Gosney	48	Chief Accounting Officer

See “Proposal 1 – Election of Directors – Directors Continuing in Office” above for information regarding Mr. Wright.

Michael Stock – Chief Financial Officer and Treasurer. Michael Stock has served as our Chief Financial Officer since December 2016, our Treasurer since March 2018 and as the Chief Financial Officer of Liberty Holdings from April 2012 until our IPO. Mr. Stock served as a director of the Company from December 2016 up until the IPO. Prior to joining Liberty Holdings, from 2009 to 2012, he was employed by TAS Energy Inc., an industrial energy technology company. During his tenure, he served as Chief Financial Officer and was a key part of the raising of equity from leading investment groups including Kleiner Perkins, Element Partners, Natural Gas Partners and Credit Suisse. From 1997 to 2009, Mr. Stock served as Chief Financial Officer for Pinnacle Technologies.

Ron Gusek – President. Ron Gusek has served as our President since December 2016 and as the President of Liberty Holdings from November 2016 until the IPO. Mr. Gusek served as the Vice President of Technology and Development of Liberty Holdings, from 2014 until his promotion to President. Prior to joining Liberty Holdings, from 2011 to 2014, Mr. Gusek served as Vice President, Corporate Engineering and Technology of Sanjel Corporation, a global energy service company. Prior to joining Sanjel Corporation, from 2009 to 2011, Mr. Gusek was Director of Engineering for Zodiac Exploration, an oil and natural gas exploration and production company working in the central San Joaquin valley in California. From 2003 to 2008, Mr. Gusek was the Canadian Regional Manager of Pinnacle Technologies. Mr. Gusek has a Bachelor of Science in Mechanical Engineering from the University of Alberta.

R. Sean Elliott – Vice President, General Counsel and Secretary. Sean Elliott has served as our Vice President and General Counsel since March 2017 and our Corporate Secretary since the IPO. Between September 2016 and March 2017, Mr. Elliott worked as Assistant General Counsel at USAA Real Estate Company, a real estate investment firm. Between June 2015 and September 2016, Mr. Elliott served as Counsel at Haynes and Boone, LLP, an international corporate law firm. Between November 2007 and May 2015, Mr. Elliott served as Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer of CARBO Ceramics Inc., an oilfield services production enhancement company. Mr. Elliott has a Bachelor of Arts in Economics and Business Administration from Austin College and a Doctor in Jurisprudence degree from the University of Texas at Austin.

Ryan T. Gosney – Chief Accounting Officer. Ryan Gosney has been our Chief Accounting Officer since March 2017. Between July 2016 and February 2017, Mr. Gosney served as the Chief Accounting Officer of Vantage Energy Inc. (“Vantage”), an oil and gas exploration and production company. Prior to joining Vantage, Mr. Gosney served as Chief Financial Officer for Dorado E&P Partners, LLC, an oil and gas company, from January 2012 to January 2016. Mr. Gosney began his career as an auditor with Arthur Andersen, LLP in September 1995 where he served in increasing roles of responsibility up to Audit Manager until June 2002. Mr. Gosney has also served as Controller for Patina Oil & Gas Corporation from October 2002 to October 2005 and Delta Petroleum Corporation from October 2005 to January 2012. Mr. Gosney has a Bachelor of Business Administration from Texas Christian University.

COMPENSATION DISCUSSION & ANALYSIS

This Compensation Discussion & Analysis provides information about our rationale and policies with regard to the compensation of our principal executive officer, principal financial officer and our three other most highly-compensated executive officers (our “Named Executive Officers”) for 2021 and is intended to provide investors with the material information necessary for understanding our compensation policies and decisions regarding our Named Executive Officers as well as providing context for the tabular disclosure provided in the executive compensation tables below. Our Named Executive Officers for 2021 include:

Name	Title
Christopher A. Wright	Chairman of the Board and Chief Executive Officer
Michael Stock	Chief Financial Officer and Treasurer
Ron Gusek	President
R. Sean Elliott	Vice President, General Counsel and Corporate Secretary
Ryan T. Gosney	Chief Accounting Officer

2021 Compensation Overview

Effective January 1, 2021, in light of improving business conditions, base salaries for our Named Executive Officers returned to the levels established in January 2019 after the COVID-19 pandemic related salary reductions throughout the prior year. The Compensation Committee recommended, and the Board approved, the following compensation-related actions for our Named Executive Officers for fiscal year 2021, further detailed below:

•Base Salaries: The 2021 base salaries for each Named Executive Officer were returned to the levels established in January 2019.

•Annual Incentive Awards: After initially suspending annual incentive awards through June 2021, targets were reinstated in July using the same performance metrics used for 2019.

•Long-Term Incentive Compensation: The long-term incentive compensation included both time-based awards, vesting ratably over a three-year period, and performance-based awards, with three-year cliff vesting.

2021 Say on Pay

At our 2021 annual meeting of stockholders, our stockholders were asked to approve, on a non-binding, advisory basis, the compensation of our Named Executive Officers, as reported in our 2021 proxy statement (“Say on Pay”). In 2021, our stockholders overwhelming approved the compensation of our Named Executive Officers, with over 99% of the votes cast in favor of such practices. The Compensation Committee and the Board viewed the results of the Say on Pay vote and, given the strong stockholder support for the compensation of our Named Executive Officers in 2021, believe that no significant changes to our compensation program were warranted as a result of this vote. As discussed in more detail in “Proposal 2: Advisory Vote to Approve the Compensation of the Company’s Named Executive Officers,” the Board has recommended that stockholders vote, on a non-binding advisory basis, to approve the compensation of our Named Executive Officers, as described below.

Compensation Best Practices

The Company’s compensation program has been designed to support a strong governance model. Key elements of the program in support of this objective are set forth in the chart below:

	What We Do		What We Don’t Do
✓	Determine annual incentive compensation with the majority of the potential payment based upon the achievement of pre-established performance goals	x x x x x x

No excise tax gross ups

No single-trigger severance No excessive perquisites

No short-term or speculative trading of Company stock

No re-pricing of incentive awards

No supplemental retirement plans

No guaranteed bonuses or uncapped incentives

✓	Generally target the market median for total compensation
✓	Use an independent compensation consultant
✓	Hold regular executive sessions of the Compensation Committee without management present
✓	Base a portion of the long-term incentives upon our performance relative to peers

Process for Setting Compensation and Role of Compensation Consultant

At the beginning of each year, the Compensation Committee engages an independent executive compensation consulting firm in order to provide independent and objective market compensation data, conduct compensation analysis, recommend plan design changes and advise on compensation related risks. The Compensation Consultant (as defined below) acts solely at the direction of the Compensation Committee and not at the direction of the Company’s management team. During 2021, the Compensation Committee engaged Longnecker and Associates (now known as NFP Compensation Consulting) as such compensation consultant (the “Compensation Consultant”). The Compensation Consultant compiles compensation surveys for review by the Compensation Committee and management. After review of the Compensation Consultant’s surveys, management provides recommendations of compensation for our Named Executive Officers to the Compensation Committee. Such recommendations are generally based upon the guidance of the Compensation Consultant and the performance of our management as a team. The Compensation Committee then reviews management’s recommendation with the ability to ask questions of both management and the Compensation Consultant and may conduct an executive session as needed to discuss compensation. Previously, the Compensation Committee and Board collectively have had the final authority to make all decisions regarding compensation. At the Board meeting in January 2022, the Board approved amendments to the Compensation Committee charter which now permit the Compensation Committee to making recurring and other compensation decisions without separate Board approval, providing the Compensation Committee with additional autonomy.

The Compensation Consultant also assists the Compensation Committee with the determination of our Peer Group, as described below, and design of our annual incentive program and long-term incentive awards. Using the independence factors established by the SEC and the NYSE, the Compensation Committee determined that the Compensation Consultant’s work did not raise any conflicts of interest, and they are considered an independent consulting firm.

Competitive Market Position and Peer Group

To further emphasize the alignment between Company performance and executive pay and to ensure compensation is competitive, for 2021 the Compensation Committee targeted the 50th percentile for total compensation (base salary and short-term and long-term incentives) for the named executive officers as a group, as reflected by various sources of compensation data (collectively, “Market Data”). As further explained below, in 2021, actual compensation amounts were impacted by the specific performance goals selected for annual incentives and the use of additional long-term incentives to reward selected Named Executive Officers for their efforts in completing a strategic acquisition. The Market Data provided to the Compensation Committee by the Compensation Consultant includes compensation information from our Peer Group (as defined below) as well as other broad-based compensation survey sources selected by the Compensation Consultant. Although the Compensation Committee used the Market Data to inform its decisions regarding the form and amount of compensation provided to our Named Executive Officers in 2021, the Compensation Committee also considered other factors such that the compensation provided to our Named Executive Officers is not exclusively reflective of the Market Data.

For purposes of setting 2021 compensation, the peer group companies (our “Peer Group”) used by the Compensation Consultant and the Compensation Committee included the following companies:

Core Laboratories N.V.	Helmerich & Payne, Inc.
Patterson-UTI Energy, Inc.	ChampionX Corporation
NexTier Oilfield Solutions Inc.	Exterran Corporation
Cactus, Inc.	ProPetro Holding Corp.
Archrock, Inc.

Our Peer Group was selected based on companies that broadly represent related drilling and oilfield services businesses and are of reasonably comparable revenue size to the Company. While some of these companies have larger market capitalizations, these companies represent the market in which we most directly compete for qualified professionals. As a whole, our Peer Group reflects companies with related operations, of reasonably similar size, and with which we compete for talent.

Objectives of Compensation

The goal of the Company’s compensation program is to help attract and retain qualified executive talent and to strengthen the alignment between executives and stockholders’ interests, enhancing stockholder value. To achieve this goal, the Compensation Committee’s decisions are guided by the following principles: provide a competitive compensation package; relate compensation to the performance of the Company and the individual; and align employee objectives with the objectives of stockholders by encouraging executive stock ownership.

In order to achieve these objectives, the Compensation Committee has created a compensation package that combines current and deferred cash compensation with equity-based compensation. The Company’s compensation program for executive officers consists of the following items:

*base salary;

*performance-based annual incentive payments under the Liberty Oilfield Services Inc. Long Term Incentive Plan (“LTIP”), which in 2021 were based upon the Company’s adjusted pre-tax earnings per share (“Adjusted Pre-Tax EPS”), return on capital employed (“ROCE”), the Company’s adjusted ROCE (ROCE revised to a standardized calculation as described herein) (“Adjusted ROCE”) as compared to the Adjusted ROCE of a peer group of companies (such comparison, “Comparative ROCE”) and personal performance;

*long-term equity awards under our LTIP, consisting of both time-based and performance-based restricted stock units; and

*matching and discretionary contributions under the Liberty Oilfield Services 401(k) Savings Plan.

The Compensation Committee structures executive total direct compensation to emphasize performance through the annual incentive program and long-term incentives. The Compensation Committee believes that the compensation mix should strike a balance promoting long-term returns without motivating or rewarding excessive or inappropriate risk-taking.

Elements of Compensation

2021 Pay Mix

Our compensation program is designed so that the higher an executive’s position in the Company, the greater the percentage of compensation is contingent on the Company’s performance. The Company believes that having a significant portion of our Named Executive Officers’ compensation at risk better aligns their interests with the long-term interests of the Company and its stockholders. A majority of our Named Executive Officers total target direct compensation for fiscal year 2021 was variable, at approximately 88% for our Chief Executive Officer and averaging 84% for our other Named Executive Officers. The following charts illustrate the total target mix of direct compensation for our Named Executive Officers for fiscal year 2021.

Base Salary

Each Named Executive Officer’s base salary is a fixed component of compensation for performing specific job duties and functions. At the request of our Named Executive Officers, extensive reductions were made to base salaries in 2020 in light of marketplace conditions, including a cancellation of a previously approved 2% raise in March 2020 and a 30% reduction of existing base salaries, followed by a further 50% reduction from the reduced amount in April 2020 for May, June and July of 2020. In 2021, based on the analysis provided by the Compensation Consultant and the recommendation of the Compensation Committee, the Board reestablished the base salaries of our Named Executive Officers that were in effect pre-COVID-19 pandemic at the start of 2020, as last increased in January 2019. Specifically, the adjusted base salaries for each Named Executive Officer are as follows for 2021:

Name	2021 Base Salary	Increase over 2019 Base Salary
Christopher A. Wright	$612,000	0%
Michael Stock	$408,000	0%
Ron Gusek	$408,000	0%
R. Sean Elliott	$367,200	0%
Ryan T. Gosney	$275,400	0%

Annual Incentive Award

Given marketplace conditions at the start of 2021, our Named Executive Officers voluntarily requested a suspension of the annual incentive awards. In July 2021, based on the analysis provided by the Compensation Consultant and the recommendation of the Compensation Committee, the Board established performance metrics and hurdles for our 2021 annual incentive awards that are focused on the results of Adjusted Pre-Tax EPS, ROCE and Comparative ROCE. At the suggestion of our Named Executive Officers, the 2021 thresholds used for Adjusted Pre-Tax EPS and ROCE, which account for 50% of the annual incentive opportunity, were set at a level that would require extraordinary performance in order to result in any payout. The Compensation Committee agreed with this approach in 2021 since the intention was for the annual incentive program to be suspended for one-half of the year, and absent extortionary performance, these thresholds would result in only 50% of the target incentive amount being available for payment.

The Compensation Consultant and Compensation Committee recommended, and the Board approved, maintaining an element of discretion in the annual incentive for our Named Executive Officers in order to provide the Compensation Committee and the Board the flexibility to respond to specific events that are relevant to each Named Executive Officer’s performance during the year. No payout percentage would be earned for a metric if the actual Company performance of that metric was below the threshold level set for that metric below. Payouts for performance between threshold, target and maximum would have been calculated using straight line interpolation. The overall payout amount for each Named Executive Officer is capped at 200% of each Named Executive Officer’s target incentive award. The performance metrics, their related thresholds and weightings and actual performance for the year ended December 31, 2021 are set forth in the table below:

Performance Metric	Weighting	Threshold (50% Payout)	Target (100% Payout)	Maximum (200% Payout)	Actual Performance	Earned Payout Percentage of Annual Incentive Award
Adjusted Pre-Tax EPS(1)	25%	$0.00	$0.24	$0.47	$-0.86	0%
ROCE(2)	25%	0%	4%	8%	-10.2%	0%
Comparative ROCE(3)	30%	See Comparative ROCE Chart below			9 of 10(4)	0%
Discretionary	20%	N/A	N/A	N/A	Variable	Variable

(1)Adjusted Pre-Tax EPS is equal to the Company’s 2021 Adjusted EBITDA (calculated as presented in the Company’s Annual Report on Form 10-K), minus interest expense, depreciation and amortization, divided by diluted weighted average shares outstanding (including Class B Common Stock shares and RSUs excluded from diluted EPS and excluding the dilutive impact of restricted stock units not outstanding at the beginning of 2021) for 2021.

(2)ROCE is equal to the Company’s 2021 Adjusted EBITDA (calculated as presented in the Company’s Annual Report on Form 10-K), minus depreciation and amortization, divided by the simple average of capital (debt and equity) employed at December 31, 2021 and 2020.

(3)Comparative ROCE is determined by comparing the Company’s Adjusted ROCE, which is equal to the Company’s 2021 pre-tax income, plus interest expense and stock based compensation expense, and ranking it against the Adjusted ROCE of the 2021 peer group, as further detailed below.

(4)Comparative ROCE Peer Group data estimated on a consistent basis with Company and based on public data as of March 1, 2022.

In 2021, our Named Executive Officers worked tirelessly to rebuild from 2020 despite a persisting challenging market while also coordinating the integration efforts related to OneStim Acquisition. Given this performance, the Compensation Committee recommended that all Named Executive Officers receive a 40% payout on account discretionary incentive opportunity, other than Messrs. Wright and Stock. Messrs. Wright and Stock voluntarily requested, and the Compensation Committee approved, a target or 20% payout of their discretionary incentive opportunity instead of 40%.

The target incentive for each Named Executive Officer and the 2021 annual incentive payout for each Named Executive Officer is set forth below:

Name	Target Annual Incentive (% of Base Salary)	Target Annual Incentive ($)	Performance Achievement Level (% of Target)	Actual 2021 Annual Incentive Payout
Christopher A. Wright	147.1%	$900,000	20%	$180,000
Michael Stock	122.5%	$500,000	20%	$100,000
Ron Gusek	122.5%	$500,000	40%	$200,000
R. Sean Elliott	98.0%	$360,000	40%	$144,000
Ryan T. Gosney	73.5%	$202,500	40%	$81,000

Comparative ROCE is determined by comparing and ranking the Company’s Adjusted ROCE against the Adjusted ROCEs of a group of peer companies (such peer group, the “ROCE Peer Group”). Our Adjusted ROCE and the ROCE Peer Group Adjusted ROCEs for a calendar year are calculated and then ranked in order of highest to lowest, with the highest Adjusted ROCE being ranked 1 of 10, and the lowest Adjusted ROCE ranked 10 of 10. The amount of the target award paid for this metric is then based on our numerical ranking against the ROCE Peer Group as follows, with the use of linear interpolation to determine the exact amount of payout (the “ROCE Ranking Matrix”):

Comparative ROCE
Ranking of Company Adjusted ROCE against ROCE Peer Group	Payout Percentage of Target Award
1 of 10	200%
2 of 10	175%
3 of 10	150%
4 of 10	125%
5 of 10	100%
6 of 10	75%
7 of 10	50%
8 of 10	0%
9 of 10	0%
10 of 10	0%

The ROCE Peer Group is reviewed and set each year, provided that the Compensation Committee reserves the right to recommend, and the Board to make, substitutions and revisions to the ROCE Peer Group throughout the year. While some companies in the ROCE Peer Group may overlap with companies in Peer Group, the focus of the ROCE Peer Group is to provide a metric by which the effectiveness of capital deployment can be measured. Accordingly, the ROCE Peer Group focuses more particularly on other companies that have capital needs that are similar to those of the Company. The Peer Group tends to focus and include companies based on the relative size of the peers based on metrics such as revenue and market capitalization. The ROCE Peer Group also utilizes the S&P 500 to provide a broader measure of the effectiveness of deployment of capital across various industries. The 2021 ROCE Peer Group consists of the following companies:

Helmerich & Payne, Inc.	NexTier Oilfield Solutions Inc.
Oil States International, Inc.	Patterson-UTI Energy, Inc.
ProPetro Holding Corp.	RPC, Inc.
S&P 500	Nine Energy Service, Inc.
Halliburton Company

Our Company Adjusted ROCE for 2021 was -10.3%, which ranked 9 of 10 against the ROCE Peer Group for 2021 based on public data as of March 1, 2022, resulting in a weighted payout percentage for the Comparative ROCE component of the annual incentive award equal to 0%.

Long-Term Incentive Compensation

We maintain the LTIP in order to incentivize individuals providing services to us or our affiliates. In 2021, following recommendations by the Compensation Consultant and our Compensation Committee, our Board granted both time-based and performance-based restricted stock units (“RSUs”), each which represent the right to receive shares of our Class A Common Stock following the applicable vesting period. The Compensation Committee has considered the use of other forms of equity awards, including restricted stock and stock options, and ultimately determined to use RSUs given that they have a less dilutive effect than stock options and do not require the issuance of actual shares of Class A Common Stock unless and until vesting conditions are met. For 2021, the grant date value of RSUs for the Named Executive Officers as a group was initially set at approximately the 50th percentile based on Market Data. The Compensation Committee and our Board determined that a combination of time-based and a performance-based vesting approach was appropriate given the Company’s desire to provide our Named Executive Officers with a long-term retention-focused award that also aligns the interests of our Named Executive Officers with those of our stockholders while at the same time furthering the Company’s pay-for-performance philosophy.

In 2021, the Compensation Committee recognized that while all the Named Executive Officers made important contributions to the negotiation and successful closing of the OneStim Acquisition, Messrs. Elliott and Gosney, in particular, devoted substantial time, effort and leadership in order to complete the transaction. On the recommendations of other members of management and the Compensation Consultant, the Committee approved a one-time increase in the 2021 RSU awards for Messrs. Elliott and Gosney that resulted in the grant date value of their award being set at approximately the 75th percentile for their position based on Market Data, with the increased amount of their 2021 award being made in performance-based RSUs with three-year cliff vesting.

For 2021, one-half of the RSUs awarded to Messrs. Wright, Stock and Gusek vest ratably over a three-year period, and one-half vests at the end of a three-year performance period based on the Company’s performance against its peers. Messrs. Elliott and Gosney received RSU awards with similar time and performance-based vesting conditions for 2021, except that in light of the one-time increase mentioned above, approximately 42% of these awards was time-based, and 58% was performance based. In 2019 and 2020, the mix for the RSU awards made to Messrs. Elliott and Gosney was 67% time-based and 33% performance-based.

Performance-based RSUs provide the Named Executive Officer the right to receive an amount ranging from 0% to 200% of the target performance-based RSUs granted based on the Company’s Comparative ROCE performance during the three-year performance period, subject to the continued employment of the Named Executive Officer. To determine the Company’s Comparative ROCE, Adjusted ROCE will be calculated for the Company and each entity in the ROCE Peer Group, as described above under “Elements of Compensation—Annual Incentive Award,” for each applicable year. After the end of the three-year performance period, the Adjusted ROCE calculations of each entity for each year shall be averaged in order to obtain an average Adjusted ROCE calculation for the entire three-year period. The entities in the ROCE Peer Group will be arranged (highest to lowest) by their averaged Adjusted ROCE, excluding the Company. The Company’s percentile rank will be interpolated between the entity with the next highest average Adjusted ROCE and the entity with the next lowest average Adjusted ROCE. The Company’s percentile rank will then be used to determine the payout percentage of the target performance-based RSU by using the ROCE Ranking Matrix set forth above. The chart below shows the Company’s Comparative ROCE rank for 2019, 2020 and 2021, resulting in an award payout of 134% of target for the performance-based RSUs that were awarded to Named Executive Officers in January 2019 and vest on April 1, 2022:

Year	Company Adjusted ROCE Percentage	Ranking of Company Adjusted ROCE against ROCE Peer Group
2019	13.5%	2 of 10
2020	-13.9%	3 of 10
2021	-10.3%	9 of 10
3 year average	-3.6%	4 of 10

Employment, Severance and Change in Control Agreements

The Company has entered into a change in control agreement with each of Mr. Elliott and Mr. Gosney (the “Change in Control Agreements”). No such change of control agreements have been entered into with the Company’s other executive officers, as the value of the vested equity interests in the Company that such officers acquired prior to the time of the IPO would likely provide adequate benefits in the event of a change in control transaction.

Each Change in Control Agreement provides severance benefits in the event the executive officer’s employment is terminated without cause or the executive officer resigns for good reason within 18 months following a change in control , as described in more detail below under “Potential Payments Upon Termination or Change in Control—Change in Control Agreements.” The benefits provided to the executive officer in the Change in Control Agreements were primarily based on the recommendation of the Compensation Consultant and Peer Group median data provided at the time the Change in Control Agreements were executed.

We have not entered into any other employment, severance or change in control agreements with any of our Named Executive Officers.

Other Compensation Elements

401(k) Plan. We currently maintain a retirement plan intended to provide benefits under Section 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”) under which employees, including our Named Executive Officers, are allowed to contribute portions of their base compensation to a tax-qualified retirement account under the Liberty Oilfield Services 401(k) Savings Plan. We provide matching contributions at a rate of $1.00 for each $1.00 of employee contribution, subject to a cap of the lower of (i) 6% of the employee’s salary and (ii) the applicable contribution limits under the Code.

Pension and Nonqualified Deferred Compensation. We have not maintained, and do not currently maintain, a defined benefit pension plan or nonqualified deferred compensation plan.

Perquisites and Other Benefits. We provide limited perquisites to our Named Executive Officers. For example, none of our Named Executive Officers receive car allowances.

Anti-Hedging and Pledging Policy. Our Insider Trading Policy generally prohibits our directors, employees and officers from hedging and pledging of Company securities by providing that hedging or monetization transactions, whether direct or indirect, involving the Company’s securities and the pledging of Company securities as collateral are prohibited. Short term exceptions to this prohibition (such as temporary margin loans) may be granted depending on specific facts and circumstances. Any exceptions for our directors and officers must be granted by our Audit Committee and will be periodically communicated to the Board. The policy also prohibits transactions involving Company-based derivative securities.

Risk Assessment

The Compensation Committee reviewed our employee compensation practices and policies and determined that such policies do not encourage excessive or unnecessary risk-taking, and are not likely to have a material adverse effect on the Company.

COMPENSATION COMMITTEE REPORT

The information contained in this Compensation Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent that the Company specifically incorporates such information by reference in such filing.

The Compensation Committee reviewed and discussed the Compensation Discussion & Analysis required by Item 402 of Regulation S-K promulgated by the SEC with management of the Company, and, based on such review and discussions, the Compensation Committee recommended to the Board that such Compensation Discussion & Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

Compensation Committee of the Board of Directors: Peter A. Dea, Chairman Ken Babcock, Member Cary D. Steinbeck, Member

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following table summarizes the compensation awarded to, earned by or paid to our Named Executive Officers for the fiscal years ended December 31, 2021, 2020 and 2019.

Name & Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(1)	All Other Compensation ($)(3)	Total ($)
Christopher A. Wright Chairman of the Board & Chief Executive Officer	2021	612,000	180,000	3,801,972	0	17,400	4,611,372
	2020	428,400	0	2,876,014	0	5,700	3,310,114
	2019	608,769	150,000	3,750,207	851,400	16,800	5,377,176
Michael Stock Chief Financial Officer & Treasurer	2021	408,000	100,000	1,689,762	0	17,400	2,215,162
	2020	285,600	0	1,278,229	0	5,700	1,569,529
	2019	405,846	70,000	1,666,755	473,000	16,800	2,632,401
Ron Gusek President	2021	408,000	200,000	1,689,762	0	17,400	2,315,162
	2020	285,600	0	1,278,229	0	5,700	1,569,529
	2019	405,846	100,000	1,666,755	473,000	16,800	2,662,401
R. Sean Elliott Vice President, General Counsel & Corporate Secretary	2021	367,200	144,000	1,662,426	0	17,400	2,191,026
	2020	257,040	0	789,119	0	5,700	1,051,859
	2019	365,262	72,000	1,031,320	340,560	16,800	1,825,942
Ryan T. Gosney Chief Accounting Officer	2021	275,400	81,000	1,020,111	0	16,524	1,393,035
	2020	192,780	0	485,329	0	5,700	683,809
	2019	273,946	40,500	632,853	191,565	16,800	1,155,664

(1)The amounts reported in the “Non-Equity Incentive Plan Compensation” columns reflect the portion of the annual incentive payouts related to achievement of the Company-wide performance metrics. The portion of the annual incentive payouts related to the discretionary component are reported in the “Bonus” column.

(2)The amounts shown do not reflect compensation actually received by the Named Executive Officer. Rather, amounts set forth in the “Stock Awards” column represent the aggregate grant date fair value of time-based and performance-based restricted stock unit awards computed in accordance with FASB ASC Topic 718 for financial statement reporting purposes by the Company with respect to restricted stock units. A discussion of the assumptions used in this valuation with respect to awards made in fiscal year 2021 may be found in Note 10 to the Company’s financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021. Performance-based awards are included based on the assumption that they will vest at 100% of the target award, since actual vesting will not be determined until the end of the performance period. The Class A Common Stock that certain of the Named Executive Officers received at the time of the IPO in exchange for their Class B Units in Liberty Holdings have not been included in this column, as there was no grant date fair value or incremental fair value associated with the exchange for accounting purposes in 2018.

(3)For the Named Executive Officers, amounts reported in the “All Other Compensation” column for 2021 reflect discretionary matching contributions earned by each Named Executive Officer pursuant to the Company’s 401(k) plan.

Grants of Plan-Based Awards

The following table provides information for each of our Named Executive Officers regarding plan-based awards granted during fiscal year 2021.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock Awards ($)(4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Christopher A. Wright		360,000	720,000	1,440,000
	1/20/2021				73,228	146,455	292,910		1,900,986
	1/20/2021							146,455	1,900,986
Michael Stock		200,000	400,000	800,000
	1/20/2021				32,546	65,091	130,182		844,881
	1/20/2021							65,091	844,881
Ron Gusek		200,000	400,000	800,000
	1/20/2021				32,546	65,091	130,182		844,881
	1/20/2021							65,091	844,881
R. Sean Elliott		144,000	288,000	576,000
	1/20/2021				37,054	74,107	148,214		961,909
	1/20/2021							53,969	700,518
Ryan T. Gosney		81,000	162,000	324,000
	1/20/2021				22,737	45,474	99,948		590,253
	1/20/2021							33,117	429,859

(1)The amounts shown in these columns reflect the potential threshold, target and maximum payouts with respect to the performance-based financial metrics approved under the 2021 annual incentive awards. The amounts reflected herein do not include amounts that may be earned with respect to the discretionary component of the 2021 annual incentive awards.

(2)The amounts shown in these columns reflect the potential threshold, target and maximum number of performance-based RSU awards granted to the Named Executive Officers during fiscal year 2021.

(3)The amounts shown in this column reflect time-based vesting RSU awards granted to the Named Executive Officers during fiscal year 2021.

(4)The amounts shown in this column do not reflect compensation actually received by the Named Executive Officer. Rather, amounts set forth herein represent the aggregate grant date fair value of time-based and performance-based RSUs computed in accordance with FASB ASC Topic 718 for financial statement reporting purposes in fiscal year 2021 by the Company. A discussion of the assumptions used in this valuation with respect to awards made in fiscal year 2021 may be found in Note 10 to the Company’s financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.

Outstanding Equity Awards at 2021 Fiscal Year-End

The following table reflects information regarding outstanding equity-based awards held by our Named Executive Officers as of December 31, 2021, which consist of time-based RSU awards and performance-based RSU awards.

Name	Stock Awards
	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(8)
Christopher A. Wright	41,865	(1)	406,091
	99,654	(2)	966,644
	146,455	(3)	1,420,614	251,186	(5)	2,436,504
				298,962	(6)	2,899,931
				146,455	(7)	1,420,614
Michael Stock	18,607	(1)	180,488
	44,291	(2)	429,623
	65,091	(3)	631,383	111,638	(5)	1,082,889
				132,872	(6)	1,288,858
				65,091	(7)	631,383
Ron Gusek	18,607	(1)	180,488
	44,291	(2)	429,623
	65,091	(3)	631,383
				111,638	(5)	1,082,889
				132,872	(6)	1,288,858
				65,091	(7)	631,383
R. Sean Elliott	15,427	(1)	149,642
	36,458	(2)	353,643
	53,969	(3)	523,499	45,592	(5)	442,242
				54,686	(6)	530,454
				74,107	(7)	718,838
Ryan T. Gosney	9,467	(1)	91,830
	22,423	(2)	217,503
	33,117	(3)	321,235	27,976	(5)	271,367
				33,632	(6)	326,230
				45,474	(7)	441,098

(1)These RSUs granted on January 22, 2019 vest on April 1, 2022, so long as the applicable Named Executive Officer remains employed through such date.

(2)These RSUs granted on January 20, 2020 vest in one-half increments on each of April 1, 2022 and April 1, 2023, so long as the applicable Named Executive Officer remains employed through such dates.

(3)These RSUs granted on January 20, 2021 vest in one-third increments on each of April 1, 2022, April 1, 2023 and April 1, 2024, so long as the applicable Named Executive Officer remains employed through such dates.

(4)Amounts in this column reflect the value of unvested time-based RSU awards held by the Named Executive Officers, calculated based on the closing price of our Class A Common Stock on December 31, 2021 of $9.70.

(5)These performance-based RSUs granted on January 22, 2019 will vest on April 1, 2022, subject to achievement of the Comparative ROCE performance metrics and the applicable Named Executive Officer’s continued employment through such date. As of December 31, 2021, the performance-based RSUs granted on January 22, 2019 were trending above target, and in accordance with the SEC rules, are reflected in this table at maximum, therefore, the performance-based RSUs may actually vest at a lower amount than reflected in this column.

(6)These performance-based RSUs granted on January 20, 2020 will vest on April 1, 2023, subject to achievement of the Comparative ROCE performance metrics and the applicable Named Executive Officer’s continued employment through such date. As of December 31, 2020, the performance-based RSUs granted on January 20, 2020 were trending above target, and in accordance with the SEC rules, are reflected in this table at maximum, therefore, the performance-based RSUs may actually vest at a lower amount than reflected in this column.

(7)These performance-based RSUs granted on January 20, 2021 will vest on April 1, 2024, subject to achievement of the Comparative ROCE performance metrics and the applicable Named Executive Officer’s continued employment through such date. As of December 31, 2021, the performance-based RSUs granted on January 18, 2021 were trending below target, and in accordance with the SEC rules, are reflected in this table at target, therefore, the performance-based RSUs may actually vest at a higher amount than reflected in this column.

(8)Amounts in this column reflect the value of unvested performance-based RSU awards held by the Named Executive Officers reported in the preceding column calculated based on the closing price of our Class A Common Stock on December 31, 2021 of $9.70.

Option Exercises and Stock Vested

The following table reflects the value received by each Named Executive Officer on the vesting of restricted stock awards and RSU awards during fiscal year 2021. None of our Named Executive Officers held stock option awards during the 2021 year.

Name	Stock Awards
	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Christopher A. Wright	141,529	1,655,889
Michael Stock	62,901	735,942
Ron Gusek	62,901	735,942
R. Sean Elliott	47,361	554,124
Ryan T. Gosney	29,088	340,330

(1)The amounts in this column reflect the value of the shares in the preceding column based on the closing price of our Class A Common Stock on the applicable vesting date, including the value of any shares withheld for tax withholding purposes.

Pension Benefits and Nonqualified Deferred Compensation

We do not maintain and our Named Executive Officers do not participate in any defined benefit pension plan or nonqualified deferred compensation plan.

Potential Payments Upon Termination or Change in Control

Change in Control Agreements

The Company has entered into Change in Control Agreements with each of Mr. Elliott and Mr. Gosney. For further detail on the Company’s decision to enter into Change in Control Agreements with these Named Executive Officers, see the section titled “Employment, Severance and Change in Control Agreements” contained in the Compensation Discussion & Analysis section set forth herein. Each Change in Control Agreement provides that if the Named Executive Officer’s employment is terminated without “cause” or the Named Executive Officer resigns for “good reason” within 18 months following a “change in control,” the Named Executive Officer will be entitled to receive, subject to such Named Executive Officer’s timely execution and non-revocation of a release of claims in favor of the Company: (i) two times the sum of (a) the Named Executive Officer’s annualized base salary for the year in which the termination occurs (or, if greater, that in effect immediately preceding the change in control) plus (b) an amount equal to the higher of (1) the Named Executive Officer’s target annual bonus for year in which the termination occurs or (2) the average of the Named Executive Officer’s target annual bonus for the three most recently completed calendar years; (ii) a pro-rated portion of the Named Executive Officer’s target annual bonus for the calendar year in which the termination occurs; (iii) reimbursement for a portion of the COBRA premiums paid by the executive for continued coverage under the Company’s group health plans for up to 18 months plus a lump sum cash payment equal to six times such monthly amount; and (iv) vesting of all outstanding time-based and performance-based equity awards granted pursuant to any Company long term incentive plan as of the date of termination, with such performance-based equity awards being vested at the higher of target performance or actual performance through the termination date.

For purposes of the Change in Control Agreements, the following terms generally have the meanings set forth below:

•“Cause” generally means the Named Executive Officer’s (i) material breach of the Change in Control Agreement or any other agreement with the Company, (ii) material breach of any policy or code of conduct, (iii) violation of any law applicable to the workplace or employment relationship that is materially injurious to the Company, (iv) gross negligence, willful misconduct or willful breach of fiduciary duty, fraud, theft or embezzlement, (v) conviction or indictment, or plea of nolo contendere, to any felony or conviction or plea of nolo contendere to any crime involving moral turpitude, or (vi) willful failure or refusal to substantially perform such Named Executive Officer’s obligations or to follow in any material respect any specific lawful direction from the Company. Clauses (i), (ii), (iii) and (vi) are subject to certain notice and cure rights.

•“Change in Control” generally means (i) a change in the ownership of the Company, (ii) a change in the effective control of the Company, or (iii) a change in the ownership of a substantial portion of the Company’s assets, in each case, as such phrases are defined under the Treasury regulations promulgated pursuant to Section 409A of the Code.

•“Good Reason” generally means (i) a material diminution in the Named Executive Officer’s total cash compensation, (ii) a material diminution in the Named Executive Officer’s authority, duties or responsibilities as a whole, (iii) a geographic relocation by more than 50 miles, (iv) a material breach by the Company of the Change in Control Agreement or any other agreement between the Named Executive Officer and the Company, or (v) a failure to timely pay or provide any material payment, benefit or other consideration or compensation owed to the Named Executive Officer, in each case, subject to certain notice and cure rights.

RSU Awards

The RSUs held by our Named Executive Officers under the LTIP will accelerate and become 100% vested upon a termination of the Named Executive Officer’s employment with the Company due to the Named Executive Officer’s death or “disability.” For RSUs that use performance-based vesting, the award will remain outstanding and eligible to be earned based on the Company’s achievement of the applicable performance metrics at the end of the performance period. For purposes of the RSU awards, “disability” means the Named Executive Officer’s inability to perform his duties, after accounting for reasonable accommodation, due to a mental or physical impairment that continues (or can reasonably be expected to continue) for (i) 90 consecutive days or (ii) 180 days out of any 365-day period, which, in either case, shall only be deemed to occur following the written determination by the Company of any such occurrence of disability.

The table below describes and estimates the amounts and benefits each Named Executive Officer would have been eligible to receive upon a termination of his employment in certain circumstances or a change in control, assuming such events occurred as of December 31, 2021, the last day of fiscal year 2021. The estimated payments are not necessarily indicative of the actual amounts such executive would have received in such circumstances, as such amounts could not be known with certainty until the applicable event occurred. The table excludes compensation amounts accrued through December 31, 2021 that would be paid in the normal course of continued employment, such as accrued but unpaid salary and vested account balances under our retirement plans that are generally available to all of our salaried employees. Where applicable, the information in the table uses a price per share for our Common Stock of $9.70, the closing price on December 31, 2021 (the “Year-End Closing Price”). Generally, payment of severance benefits to a Named Executive Officer following termination of employment is subject to such officer’s timely execution and non-revocation of a release of claims in favor of the Company.

Name	Change in Control ($)	Death/ Disability ($)	Termination without Cause or Resignation for Good Reason on or within 18 Months Following a Change in Control ($)
Christopher A. Wright
Equity Award Acceleration(1)	—	9,550,387	—
Michael Stock
Equity Award Acceleration(1)	—	4,244,613	—
Ron Gusek
Equity Award Acceleration(1)	—	4,244,613	—
R. Sean Elliott
Cash Severance(2)	—	—	1,814,400
Benefit Continuation(3)	—	—	21,842
Equity Award Acceleration(1)	—	2,718,891	2,718,891
Ryan Gosney
Cash Severance(2)	—	—	1,158,300
Benefit Continuation(3)	—	—	37,649
Equity Award Acceleration(1)	—	1,669,254	1,669,254

(1)The amounts reported in these rows reflect the value of time-based RSU and performance-based RSU awards that would accelerate in connection with the applicable event, calculated based on the Year-End Closing Price. For purposes of the performance-based RSUs granted in 2019 and 2020, these amounts reflect an assumed achievement of maximum performance, as the performance-based RSUs were trending above target as of December 31, 2021. For purposes of the performance-based RSUs granted in 2021, these amounts reflect an assumed achievement of target performance, as the performance-based RSUs were trending below target as of December 31, 2021.

(2)The amounts reported in these rows reflect the full amount of each Named Executive Officer’s target annual incentive award for 2020, as the pro-ration provided for under the Change in Control Agreements would result in the full amount of such target annual incentive awards being payable as of December 31, 2021.

(3)The amounts reported in these rows are calculated based on the premiums in effect as of December 2021, which are assumed for purposes of this table to remain the same throughout the applicable benefit reimbursement period.

DIRECTOR COMPENSATION

We have adopted a non-employee director compensation program that is applicable to each of our non-employee directors. The Compensation Consultant also conducted an analysis of market-competitive total director compensation (annual retainers, meeting fees and equity awards) using our Peer Group as a comparative metric. Pursuant to this program, during 2021 each non-employee director was entitled to receive the following compensation for their service on our Board:

*A cash retainer of $65,000 per year, payable quarterly in arrears;

*An additional cash retainer of $20,000 per year, payable quarterly in arrears if such non-employee director serves as the chairperson of our Audit Committee;

*An additional cash retainer of $15,000 per year, payable quarterly in arrears if such non-employee director serves as the chairperson of our Compensation Committee;

*An additional cash retainer of $10,000 per year, payable quarterly in arrears if such non-employee director serves as the chairperson of a Nominating and Governance Committee;

*An additional cash retainer of $20,000 per year, payable quarterly in arrears if such non-employee director serves as the Lead Director of the Company;

*An additional payment of $1,500 for each Board meeting attended in-person by such non-employee director; and

*Either:

(a)annual equity based compensation in the form of RSUs with an aggregate grant date value of $150,000, subject to the terms of the LTIP and the award agreement pursuant to which such award is granted. The award shall be subject to a 12-month vesting period, unless otherwise determined by the Board. The annual grant shall be made automatically on January 2nd of each year, using the 30-day average closing price of the Company’s Class A Common Stock prior to the date of grant to determine the number of units to be granted;

(b)an additional cash payment of $100,000 per year, payable quarterly in arrears; or

(c)A charitable cash donation by the Company of $100,000 per year, payable quarterly in arrears, to an organization designated by the director and that is qualified under Section 501(c)(3) of the Internal Revenue Code, provided that the organization must be independent of the director and reasonably acceptable to the Compensation Committee.

Effective as of January 1, 2022, our non-employee director compensation program was updated to remove the additional payment of $1,500 for each Board meeting attended in-person and increase the annual cash retainer from $65,000 to $80,000. This change was made by the Board in October 2021 in response to a recommendation from the Compensation Committee and the Compensation Consultant in order to better align with marketplace practices.

Each non-employee director shall be given an opportunity to elect whether they would like to receive item (a), (b) or (c) above prior to the beginning of each year. If a non-employee director joins the Board or otherwise becomes eligible for director compensation during the course of a calendar year, the director will be allowed to make such election upon joining or becoming eligible. If a non-employee director joins the Board during the course of a calendar year, the director will be entitled to receive a prorated RSU award (if so elected) for that year, which shall vest over the remaining portion of the year, unless otherwise determined by the Board. All annual cash payments shall be prorated for partial years of service or eligibility.

In addition, each non-employee director will be reimbursed for out-of-pocket expenses incurred in connection with attending Board and committee meetings.

The table below sets forth the compensation our non-employee directors received for the fiscal year ended December 31, 2021.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)		Total ($)
Simon Ayat	—	—	100,000	(2)	100,000
Ken Babcock	69,500	151,914	—		221,414
Peter A. Dea	86,000	151,914	—		237,914
William F. Kimble	111,000	151,914	—		262,914
James R. McDonald	—	—	100,000	(3)	—
Gale A. Norton	81,000	151,914	—		232,914
Audrey Robertson(4)	38,349	84,379	—		122,728
Brett Staffieri(5)	75,700	—	—		75,700
Cary D. Steinbeck	71,000	151,914	—		222,914

(1)The amounts shown do not reflect compensation actually received by the directors. Rather, amounts set forth in the Stock Awards column represent the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718 for financial statement reporting purposes in fiscal year 2021 by the Company with respect to restricted stock units. A discussion of the assumptions used in this valuation with respect to awards made in fiscal year 2021 may be found in Note 10 to the Company’s financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021. As of December 31, 2021, Messrs. Babcock, Dea, Kimble and Steinbeck and Ms. Norton each held 14,345 unvested RSUs and Ms. Robertson held 5,588 unvested RSUs.

(2)Mr. Ayat is serving on the Board as a nominee of Schlumberger pursuant to the amended and restated stockholders agreement, as further described herein. Represents the amount of charitable contributions that the Company has agreed to make on behalf of Mr. Ayat in connection with his 2021 Board service. As of March 4, 2022, the Company has paid $60,000 of this amount to charities designated by Mr. Ayat.

(3)Mr. McDonald is employed by Schlumberger and is serving on the Board as a nominee of Schlumberger pursuant to the amended and restated stockholders agreement, as further described herein. Represents the amount of charitable contributions that the Company has agreed to make on behalf of Mr. McDonald in connection with his 2021 Board service. As of March 4, 2022, the Company has paid $0 of this amount to charities designated by Mr. McDonald.

(4)Ms. Robertson joined the Board effective as of June 15, 2021.

(5)Mr. Staffieri served on the Board as a nominee of Riverstone. The Company has been informed that Mr. Staffieri remitted all director compensation that he received from the Company in 2021 to Riverstone in accordance with the terms of his employment with Riverstone. Mr. Staffieri resigned from the Board effective as of June 15, 2021.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information about our Class A Common Stock that may be issued under equity compensation plans as of December 31, 2021.

Plan Category	Number of defined securities to be issued upon exercise of outstanding options, warrants and rights (a)(1)	Weighted–average exercise price of outstanding options, warrants and rights (b)(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)(3)
Equity compensation plans approved by security holders	—	—	—
Equity compensation plans not approved by security holders	5,121,164	—	5,619,303
Total	5,121,164	—	5,619,303

(1)This column reflects shares of our Class A Common Stock subject to RSU awards granted under the LTIP outstanding and unvested as of December 31, 2021. The performance-based RSUs granted under the LTIP are reflected based on an achievement of maximum performance. No stock options or warrants have been granted under the LTIP.

(2)No stock options have been granted under the LTIP, and the RSU awards reflected in column (a) are not reflected in this column as they do not have an exercise price.

(3)This column reflects the total number of shares of Class A Common Stock remaining available for issuance under the LTIP.

Our only equity compensation plan is the LTIP. The LTIP was approved prior to our IPO but has not been approved by our public stockholders. Please read Note 10 to the Company’s financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 for a description of our equity compensation plans. In addition, a detailed description of the terms of the LTIP is available in our registration statement on Form S-1, last filed on January 2, 2018, under the heading “Executive Compensation—Actions Taken Following Fiscal Year End—Long-Term Incentive Plan.”

CEO PAY RATIO

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Christopher A. Wright, our Chief Executive Officer (our “CEO”).

For 2021, our last completed fiscal year:

*The total compensation of our median employee was $95,884, as calculated pursuant to the same methodology as that used to determine pay for our CEO in the Summary Compensation Table included above; and

*The total compensation of our CEO, as reported in the Summary Compensation Table included above, was $4,611,372.

*Based on this information, for 2021 the ratio of the total compensation of our CEO to the median employee total compensation was reasonably estimated to be 48 to 1.

The pay ratio set forth above is a reasonable estimate calculated in a manner consistent with SEC rules based on our human resources systems of record and the methodology described below. Because the SEC rules for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio that we report above, as other companies may have different employment and compensation practices, different types of workforce, and operate in different countries, and may use different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios. To identity the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee and our CEO, we took the following steps:

✓We determined that, as of December 31, 2021, our employee population excluding our CEO consisted of approximately 3,600 individuals with all of these individuals located in the United States and Canada (as reported in Item 1, Business in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021). This population consisted of our full-time, part-time and temporary employees who received Company benefits, as we do not have seasonal workers. We selected December 31, 2021 as our identification date for determining our median employee because it enabled us to make such identification in a reasonably efficient and economic manner.

✓We used a consistently applied compensation measure to identify our median employee by comparing the amount of compensation as reported to the Internal Revenue Service on Form W-2 for 2021 for US employees and the amount of compensation as reported to the Canadian Revenue Agency on T4 Statement of Renumeration Paid for 2021 for Canadian employees.

✓We identified our median employee by consistently applying this compensation measure to all of our employees included in our analysis. Since all of our employees, including our CEO, are located in the United States and Canada, we did not make any cost of living adjustments in identifying the median employee. Our median employee for 2021 was a full-time, salaried employee working as a wireline coordinator with annual compensation of $80,092.42 set forth on such employee’s Form W-2 for 2021.

✓After we identified our median employee, we combined all of the elements of such employee’s compensation for the 2021 year in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $95,883.68. The differences between such employee’s taxable compensation reported on Form W-2 for 2021 of $80,092.42 and the employee’s annual total compensation calculated pursuant to Regulation S-K include the following adjustments: (i) modification from bonuses paid during 2022 to bonuses earned during 2021, (ii) addition of contributions made by the employee and by the Company on the employee’s behalf to our 401(k) plan for 2021, (iii) addition of the costs of tax deductible employee group health plan premiums and employee contributions to tax deductible flexible spending accounts, and (iv) subtraction of other taxable compensation including compensation for provided housing or transportation and that attributable to group term life, short-term and long-term disability benefits.

✓With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our 2021 Summary Compensation Table included in this Proxy Statement and incorporated by reference under Item 11 of Part III of our Annual Report on Form 10-K for the year ended December 31, 2021.

PROPOSAL 2 — ADVISORY VOTE TO APPROVE THE COMPENSATION OF THE
COMPANY’S NAMED EXECUTIVE OFFICERS

Section 14A(a)(1) of the Exchange Act, which was added to the Exchange Act by Section 951 of the Dodd-Frank Act, affords the stockholders a vote to approve, on a non-binding, advisory basis, the compensation of our Named Executive Officers for the fiscal year ended December 31, 2021 (commonly known as a “say-on-pay vote”). This vote is not intended to address any specific item of compensation and is not a vote on our general compensation policies, compensation of the Board, or our compensation policies as they relate to risk management. Section 14A(a)(2) of the Exchange Act requires us to hold a say-on-pay vote at least once every three years, although the Company currently holds such vote annually.

As described more fully in the “Compensation Discussion & Analysis” section of this Proxy Statement and the accompanying tabular and narrative disclosures, the Company’s compensation policy is designed to attract and retain highly qualified executive officers. The Company’s compensation program seeks to align executive compensation with stockholder value on an annual and long-term basis through a combination of base pay, annual incentives, and certain long-term incentives. Please read the Compensation Discussion & Analysis section of this Proxy Statement for additional details on our executive compensation program.

The Board strongly endorses the Company’s executive compensation program and recommends that the stockholders approve on an advisory, non-binding basis, the following resolution:

RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s Named Executive Officers as described in the proxy statement, including the Compensation Discussion & Analysis and the tabular and narrative disclosure contained therein.

Vote Required

The approval, on a non-binding basis, of the compensation of our Named Executive Officers requires the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter. If you submit a signed proxy card but do not give voting instructions as to how your shares of Common Stock should be voted, your shares will be voted in accordance with the recommendations of our Board stated in this Proxy Statement.

THE BOARD RECOMMENDS VOTING “FOR” THE APPROVAL OF
THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

PROPOSAL 3 — RATIFICATION OF APPOINTMENT OF THE COMPANY’S
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Deloitte as the Company’s independent registered public accounting firm to audit the financial statements of the Company for the fiscal year ending December 31, 2022. The audit of the Company’s consolidated financial statements for the fiscal year ended December 31, 2021 was completed by Deloitte on February 21, 2022. Deloitte has acted as the Company’s independent registered public accounting firm since 2016.

The Board is submitting the appointment of Deloitte for ratification at the Annual Meeting. The submission of this matter for approval by stockholders is not legally required, but the Board and the Audit Committee believe the submission provides an opportunity for stockholders through their vote to communicate with the Board and the Audit Committee about an important aspect of corporate governance. If the stockholders do not ratify the appointment of Deloitte, the Audit Committee will reconsider the appointment of that firm as the Company’s auditors.

The Audit Committee has the sole authority and responsibility to retain, evaluate and replace the Company’s independent auditors, and stockholder ratification of this appointment does not limit the authority of the Audit Committee to change auditors at any time. Representatives of Deloitte are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

The following table summarizes the aggregate fees billed or expected to be billed by Deloitte for the fiscal years ended December 31, 2021 and 2020.

	2021	2020
Audit Fees	$2,345,213	$2,144,560
Audit-Related Fees	40,000	281,893
Tax Fees	426,042	268,526
All Other Fees	—	—
Total Fees	$2,811,255	$2,694,979

Audit Fees

Deloitte’s fees were $2,345,213 in 2021 and $2,144,650 in 2020. In 2021, Deloitte’s audit fees related primarily to the integrated annual audit and quarterly reviews of the consolidated financial statements for fiscal year 2021 included in our Annual Report on Form 10-K for the year ended December 31, 2021. In 2020, Deloitte’s audit fees related primarily to the integrated annual audit and quarterly reviews of the consolidated financial statements for fiscal year 2020 included in our Annual Report on Form 10-K for the year ended December 31, 2020.

Audit-Related Fees

Deloitte’s fees for audit-related services were $40,000 in 2021 and $281,893 in 2020. In 2021, audit-related fees related primarily to SEC filings in connection with certain TRA exchanges. In 2020, audit-related fees related primarily to the Company’s proxy filing for stockholder approval of the OneStim Acquisition and SEC filings in connection with certain TRA exchanges.

Tax Fees

Deloitte’s fees for tax services were $426,042 in 2021 and $268,526 in 2020. Tax services primarily involve professional services rendered by Deloitte for tax compliance, tax advice and tax planning.

All Other Fees

Deloitte did not provide any other products and services in 2021 and 2020 and, consequently, there were no other fees incurred.

Before Deloitte is engaged to render audit or non-audit services, the Audit Committee must pre-approve the engagement. The charter of the Audit Committee and its pre-approval policy provides that pre-approval is not required if the engagement is entered into pursuant to pre-approval policies and procedures established by the Audit Committee. The Chairman of the Audit Committee has the authority to grant pre-approvals, provided such approvals are within the pre-approval policy and presented to the Audit Committee at a subsequent meeting. The Audit Committee pre-approved all of the fees described in the table set forth above. The duties of the Audit Committee are described in the charter of the Audit Committee that can be found on the Company’s website, www.libertyfrac.com, by first clicking “Investors” then “Corporate Governance” and proceeding to “Governance Documents.”

Vote Required

The affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter is required to approve this proposal. If you submit a signed proxy card but do not give voting instructions as to how your shares of Common Stock should be voted, your shares will be voted in accordance with the recommendations of our Board stated in this Proxy Statement.

THE AUDIT COMMITTEE AND THE BOARD RECOMMEND VOTING “FOR” THE
RATIFICATION OF APPOINTMENT OF DELOITTE AS THE COMPANY’S
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR
THE FISCAL YEAR ENDING DECEMBER 31, 2022.

AUDIT COMMITTEE REPORT

The information contained in this Audit Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates such information by reference in such filing.

Primary Oversight Responsibilities

Our management is responsible for establishing a system of internal controls, assessing such controls and for preparing our consolidated financial statements in accordance with generally accepted accounting principles. The Audit Committee provides oversight of these management activities. Our independent registered public accounting firm is responsible for auditing our consolidated financial statements in accordance with standards of the United Stated Public Company Accounting Oversight Board (the “PCAOB”) and issuing its report based on its audit.

Under the Audit Committee’s charter, the purpose of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities as to, among other duties: (i) the integrity of the Company’s financial statements; (ii) the Company’s compliance with legal and regulatory requirements; (iii) qualifications, independence and performance of the independent registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company; (iv) effectiveness and performance of the Company’s internal audit function; (v) the annual preparation of this report and publishing this report in the Company’s Proxy Statement for its annual meeting of stockholders or its Annual Report on Form 10-K; and (vi) performing such other functions as the Board may assign to the Audit Committee from time to time.

Oversight of Independent Auditors

In connection with the evaluation, appointment and retention of the independent registered public accounting firm, at least annually the Audit Committee reviews and evaluates the independence and quality control procedures of the independent registered public accounting firm and the experience and qualifications of its senior personnel providing audit services to the Company. In this evaluation, the Audit Committee may consider, among other factors, the following with respect to the independent registered public accounting firm: their historical and recent performance on our audit, the quality and candor of their communications with the both the Audit Committee and management, the depth of expertise of their audit team and the value provided by their national office, the appropriateness of their fees, how effectively they maintained their independence, their tenure as our independent auditors, their knowledge of our operations, accounting policies and practices, and internal control over financial reporting, and external data relating to audit quality and performance by them and their peer firms. Based on this overall evaluation, the Audit Committee has retained Deloitte as our independent registered public accounting firm for 2022.

2021 Audited Financial Statements

In connection with the preparation of the audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021:

•The Audit Committee reviewed and discussed the audited financial statements and associated audit with the independent registered public accounting firm and management;

•The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 1301 “Communications with Audit Committees” as adopted by the PCAOB. In general, these auditing standards require the independent registered public accounting firm to communicate to the Audit Committee certain matters that are incidental to the audit, such as any initiation of, or changes to, significant accounting policies, management judgments, accounting estimates and audit adjustments; disagreements with management; the independent registered public accounting firm’s judgment about the quality of our accounting principles; significant audit risks identified and any changes from planned audit strategy; the use of specialists on the audit team; and issues for which the independent registered public accounting firm have consulted outside the engagement team; and

•The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communication with the Audit Committee concerning independence, and has discussed the independent registered public accounting firm’s independence with the independent registered public accounting firm. The Audit Committee also considered whether the independent registered public accounting firm’s provision of non-audit services to us was compatible with maintaining their independence.

Based on the review and discussions noted above, the Audit Committee recommended to the Board that the audited consolidated financial statements of the Company for the year ended December 31, 2021 be included in our Annual Report on Form 10-K filed with the SEC.

Audit Committee of the Board of Directors:

William F. Kimble, Chairman
Cary D. Steinbeck, Member
Gale A. Norton, Member

PROPOSAL 4 — APPROVAL OF AN AMENDMENT TO OUR AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION TO CHANGE THE NAME OF THE COMPANY TO LIBERTY ENERGY INC.

Our Amended and Restated Certificate of Incorporation requires the affirmative vote of the holders of at least 66 2/3% in voting power of the outstanding shares of Common Stock entitled to vote thereon, voting together as a single class in order to amend any provision of our Certificate of Incorporation.

On January 18, 2022, the Board unanimously adopted a resolution to amend, and to recommend that the stockholders approve, an amendment to Article First of our Amended and Restated Certificate of Incorporation for the purpose of changing our name from “Liberty Oilfield Services Inc.” to “Liberty Energy Inc.” The Board strongly endorses the name change and recommends that the stockholders approve the following resolution:

RESOLVED, that the stockholders approve an amendment to Article FIRST of the Company’s Amended and Restated Certificate of Incorporation as follows:

FIRST: The name of the Corporation is Liberty Energy Inc.

Reasons for Name Change

Due to our internal growth and strategic acquisitions over the past few years, as discussed further in this Proxy Statement and our Annual Report on Form 10-K, the Company has grown to become a provider of integrated hydraulic fracturing services, including wireline, proppant delivery, sand mine operations, related goods, and associated data analytics and technologies. Throughout this growth, we have stayed intently focused on providing “next-generation” frac fleets and technologies to assist our customers with completing their wells in an ESG-friendly manner, including working to better the process of bringing hydrocarbons to the surface in a clean, safe and efficient fashion.

While we recognize the various environmental and social impacts of hydrocarbon energy and fervently work to address them as shown above, we believe that access to life-enhancing modern energy presents the most pressing global energy challenge. We are proud to deliver affordable, dependable energy that is vital to human progress. Given the breadth of the related services now offered and our focus on energy production, the Company believes the new name of “Liberty Energy Inc.” better aligns with the Company’s goal of both providing energy and bettering human lives.

Effects of Name Change

If the stockholders approve the proposed amendment to our Amended and Restated Certificate of Incorporation, the amendment will become effective upon the filing of a certificate of amendment to our Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, which would be filed shortly after the Annual Meeting. While the name change will cause us to incur certain modest costs, the Board believes that any potential confusion and costs associated with the name change will be minimal and will be outweighed by the benefits of the name change. The change in the Company’s name will not affect the status of the Company or the rights of any stockholder in any respect. We will not change the trading symbol for our Class A Common Stock as a result of the name change, which will continue to be quoted on the NYSE as LBRT.

Vote Required

The approval of an amendment to our Amended and Restated Certificate of Incorporation requires the affirmative vote of at least 66 2/3% in voting power of the outstanding shares of Common Stock entitled to vote thereon. If you submit a signed proxy card but do not give voting instructions as to how your shares of Common Stock should be voted, your shares will be voted in accordance with the recommendations of our Board stated in this Proxy Statement.

THE BOARD RECOMMENDS VOTING “FOR” THE APPROVAL OF
AN AMENDMENT TO OUR AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION TO CHANGE THE NAME
OF THE COMPANY TO LIBERTY ENERGY INC.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our common stock as of March 3, 2022, by:

*each person known to us to beneficially own more than 5% of any class of our outstanding voting securities;

*each member of our Board and each nominee to our Board;

*each of our Named Executive Officers; and

*all of our directors, director nominees and Named Executive Officers as a group.

Except as otherwise indicated, the persons listed below have sole voting and investment power with respect to all shares of our Common Stock beneficially owned by them, except to the extent this power may be shared with a spouse. All information with respect to beneficial ownership has been furnished by the 5% or more stockholders, directors or Named Executive Officers, as the case may be. Unless otherwise noted, the mailing address of each listed beneficial owner is 950 17th Street, Suite 2400, Denver, Colorado 80202. As of March 3, 2022, 183,652,228 shares of our Class A Common Stock were outstanding and 2,449,191 shares of our Class B Common Stock were outstanding.

	Shares of Common Stock Beneficially Owned
	Class A Common Stock		Class B Common Stock(1)		Combined Voting Power(2)
	Number	%	Number	%	Number	%
5% Stockholders
Schlumberger Limited(3)	49,601,961	27.0%	—	—	49,601,961	26.7%
T. Rowe Price Associates, Inc.(4)	11,850,048	6.5%	—	—	11,850,048	6.4%
FMR LLC(5)	27,616,589	15.0%	—	—	27,616,589	14.8%
The Vanguard Group(6)	10,881,721	5.9%			10,881,721	5.8%
Directors and Named Executive Officers:
Christopher A. Wright(7)	3,322,850	1.8%	—	—	3,322,850	1.8%
Michael Stock(7)	713,995	*	—	—	713,995	*
Ron Gusek(7)	1,230,348	*	—	—	1,230,348	*
R. Sean Elliott(7)	143,741	*	—	—	143,741	*
Ryan T. Gosney(7)	95,550	*	—	—	95,550	*
Cary D. Steinbeck(8)	423,746	*	—	—	423,746	*
Ken Babcock	106,234	*	—	—	106,234	*
William F. Kimble	47,411	*	—	—	47,411	*
Peter A. Dea	37,994	*	—	—	37,994	*
Gale A. Norton	31,230	*	—	—	31,230	*
Simon Ayat	—	—	—	—	—	—
James R. McDonald	—	—	—	—	—	—
Audrey Robertson(9)	5,793	—	—	—	5,793	—
Directors and Named Executive Officers as a group (13 persons)	6,158,892	3.4%	—	—	6,158,892	3.3%

(1)Under the Liberty LLC Agreement (as defined herein), each Liberty Unit Holder (as defined herein) has, subject to certain limitations, the right to cause Liberty LLC (as defined herein) to acquire all or a portion of its Liberty LLC Units (as defined herein) for, at Liberty LLC’s election, (i) shares of our Class A Common Stock at a redemption ratio of one share of Class A Common Stock for each Liberty LLC Unit redeemed, subject to conversion rate adjustments for stock splits, stock dividends and reclassification and other similar transactions or (ii) an equivalent amount of cash. In connection with any redemption of Liberty LLC Units pursuant to the Redemption Right or the Call Right (as defined below), the corresponding number of shares of Class B Common Stock will be cancelled. See “Certain Relationships and Related Person Transactions – Liberty LLC Agreement” set forth herein. Beneficial ownership of Liberty LLC Units is not reflected as beneficial ownership of shares of our Class A Common Stock for which such units may be redeemed.

(2)Represents percentage of voting power of our Class A Common Stock and Class B Common Stock voting together as a single class.

(3)Based on information set forth in a Schedule 13D/A filed with the SEC on March 3, 2021 by Schlumberger N.V. (Schlumberger Limited), Schlumberger B.V., Schlumberger Holdings Corporation (“SHC”) and Schlumberger Technology Corporation (“Schlumberger”). As reported in such filing, Schlumberger directly holds 49,601,961 shares of Class A Common Stock. Since SHC controls Schlumberger, it is deemed to beneficially own the shares held directly by Schlumberger. Since Schlumberger B.V. controls SHC, it is deemed to beneficially own the shares held directly by Schlumberger. Since Schlumberger Limited controls Schlumberger B.V., it is deemed to beneficially own the shares held directly by Schlumberger. The business address for each of these entities is 5599 San Felipe, 17th Floor Houston, Texas 77056.

(4)This information is based solely on a Schedule 13G/A filed with the SEC on February 14, 2022, by T. Rowe Price Associates, Inc., in which it reported that T. Rowe Price Associates, Inc. has sole voting power as to 3,769,542 shares of Class A Common Stock and sole dispositive power as to 11,850,048 shares of Class A Common Stock. The principal business address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, MD 21202.

(5)This information is based solely on a Schedule 13G/A filed with the SEC on February 9, 2022, by FMR LLC and Abigail P. Johnson, in which it reported that FMR LLC has sole voting power as to 9,006,549 shares of Class A Common Stock and sole dispositive power as to 27,616,589 shares of Class A Common Stock and Ms. Johnson has no voting power, and shared dispositive power as to 27,616,589 shares of Class A Common Stock. The principal business address of FMR LLC is 245 Summer Street, Boston, MA 02210.

(6)This information is based solely on a Schedule 13G/ filed with the SEC on February 10, 2022 by The Vanguard Group, in which it reported that The Vanguard Group has shared voting power as to 109,757 shares of Class A Common Stock, sole dispositive power as to10,694,919 shares of Class A Common Stock and shared dispositive power as to 186,802 shares of Class A Common Stock.

(7)Shares of Class A Common Stock held by Messrs. Wright, Stock, Gusek, Elliott and Gosney include (a) 140,510, 62,449, 62,449, 51,645 and 31,717 shares of stock, respectively, that will be received upon the vesting of time-based RSUs and (b) 168,885, 75,060, 75,060, 30,654 and 18,810 shares of stock, respectively, that will be received upon the vesting of performance-based RSUs within 60 days of March 1, 2022.

(8)Includes 379,350 shares of Class A Common Stock held by the Steinbeck Family Trust and 9,805 shares of Class A Common Stock held by the Cary Dustin Steinbeck & Melissa Maucione Crimson Steinbeck Trust. Mr. Steinbeck has voting and dispositive power over these shares.

(9)Includes 200 shares held in custodial accounts on behalf of minor children of Ms. Robertson and 5 shares held through a Roth IRA.

*Less than 1.0%.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies and Procedures for Review of Related Party Transactions

A “Related Party Transaction” is a transaction, arrangement or relationship in which the Company or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “Related Person” is:

♦any person who is, or at any time during the applicable period was, one of our executive officers or one of our directors;

♦any person who is known by us to be the beneficial owner of more than 5% of our Class A Common Stock;

♦any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, executive officer or a beneficial owner of more than 5% of our Class A Common Stock, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5% of our Class A Common Stock; and

♦any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a 10.0% or greater beneficial ownership interest.

Our Board adopted a written related party transactions policy in connection with the IPO. Pursuant to this policy, our Audit Committee reviews all material facts of all Related Party Transactions and either approves or disapproves entry into the Related Party Transaction, subject to certain limited exceptions. The determination of the Audit Committee is documented in the Audit Committee’s minutes. In determining whether to approve or disapprove entry into a Related Party Transaction, our Audit Committee takes into account, among other factors, the following: (i) whether the Related Party Transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and (ii) the extent of the Related Person’s interest in the transaction. Furthermore, the policy requires that all Related Party Transactions required to be disclosed in our filings with the SEC be so disclosed in accordance with applicable laws, rules and regulations.

Related Party Transactions

The following is a description of transactions entered into, or in effect, after January 1, 2021 to which we have been a party, in which the amount involved in the transaction exceeds $120,000, and in which any of our directors, executive officers or beneficial owners of more than 5% of our voting securities, or affiliates or immediate family members of any of our directors, executive officers or beneficial owners of more than 5% of our voting securities, had or will have a direct or indirect material interest. We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, from unrelated third parties.

Liberty LLC Agreement

We entered into the Second Amended and Restated Limited Liability Company Agreement of Liberty Oilfield Services New HoldCo LLC (“Liberty LLC”) (the “Liberty LLC Agreement”) in connection with the closing of our IPO, which provides for limitations on the ability of holders of units of Liberty LLC (the “Liberty LLC Units,” and the holders of Liberty LLC Units “Liberty Unit Holders”) to transfer their Liberty LLC Units and provides the Company, as managing member of Liberty LLC, with the right to impose restrictions (in addition to those already in place) on the ability of Liberty Unit Holders to redeem their Liberty LLC Units pursuant to the Redemption Right (as defined below) to the extent the Company believes it is necessary to ensure that Liberty LLC will continue to be treated as a partnership for U.S. federal income tax purposes.

Redemption Rights

Under the Liberty LLC Agreement, each Liberty Unit Holder has, subject to certain limitations, the right (the “Redemption Right”) to cause Liberty LLC to acquire all or a portion of its Liberty LLC Units for, at Liberty LLC’s election, (i) shares of our Class A Common Stock at a redemption ratio of one share of Class A Common Stock for each Liberty LLC Unit redeemed, subject to conversion rate adjustments for stock splits, stock dividends and reclassification and other similar transactions or (ii) an equivalent amount of cash. Alternatively, upon the exercise of the Redemption Right, the Company (instead of Liberty LLC) has the right (the “Call Right”) to, for administrative convenience, acquire each tendered Liberty LLC Unit directly from the redeeming Liberty Unit Holder for, at the Company’s election, (x) one share of Class A Common Stock or (y) an equivalent amount of cash. In addition, upon a change of control of the Company, the Company has the right to require each holder of Liberty LLC Units (other than the Company) to exercise its Redemption Right with respect to some or all of such unit holder’s Liberty LLC Units. In connection with any redemption of Liberty LLC Units pursuant to the Redemption Right or the Call Right, the corresponding number of shares of Class B Common Stock will be cancelled. As the Liberty Unit Holders redeem their Liberty LLC Units, our membership interest in Liberty LLC will be correspondingly increased, the number of shares of Class A Common Stock outstanding will be increased, and the number of shares of Class B Common Stock outstanding will be reduced.

Distributions and Allocations

Under the Liberty LLC Agreement, the Company has the right to determine when distributions will be made to the holders of Liberty LLC Units and the amount of any such distributions. If the Company authorizes a distribution, such distribution will be made to the holders of Liberty LLC Units generally on a pro rata basis in accordance with their respective percentage ownership of Liberty LLC Units.

Liberty LLC will allocate its net income or net loss for each year to the holders of Liberty LLC Units pursuant to the terms of the Liberty LLC Agreement, and the holders of Liberty LLC Units, including the Company, will generally incur U.S. federal, state and local income taxes on their share of any taxable income of Liberty LLC. Net income and losses of Liberty LLC generally will be allocated to the holders of Liberty LLC Units on a pro rata basis in accordance with their respective percentage ownership of Liberty LLC Units, subject to requirements under U.S. federal income tax law that certain items of income, gain, loss or deduction be allocated disproportionately in certain circumstances. To the extent Liberty LLC has available cash and subject to the terms of any debt instruments, the Company intends to cause Liberty LLC to make (i) generally pro rata distributions to the holders of Liberty LLC Units, including the Company, in an amount sufficient to allow the Company to pay its taxes and to allow it to make payments under the Tax Receivable Agreements (as defined below), (ii) tax advances, which will be repaid upon exercise of the Redemption Right or the Call Right, as applicable, in an amount sufficient to allow each of the Liberty Unit Holders to pay its respective taxes on such holder’s allocable share of Liberty LLC’s taxable income after taking into account certain other distributions or payments received by the Liberty Unit Holders from Liberty LLC or the Company, and (iii) non-pro rata payments to the Company to reimburse it for its corporate and other overhead expenses.

Issuance of Equity

The Liberty LLC Agreement generally provides that at any time the Company issues a share of its Class A Common Stock or any other equity security, the net proceeds received by the Company with respect to such issuance, if any, shall be concurrently invested in Liberty LLC, and Liberty LLC shall issue to the Company one Liberty LLC Unit or other economically equivalent equity interest. Conversely, if at any time, any shares of Class A Common Stock are redeemed, repurchased or otherwise acquired, Liberty LLC shall redeem, repurchase or otherwise acquire an equal number of Liberty LLC Units held by the Company, upon the same terms and for the same price, as the shares of the Class A Common Stock are redeemed, repurchased or otherwise acquired.

Dissolution

Liberty LLC will be dissolved only upon the first to occur of (i) the sale of substantially all of its assets or (ii) an election by us to dissolve the company. Upon dissolution, Liberty LLC will be liquidated and the proceeds from any liquidation will be applied and distributed in the following manner: (i) first, to creditors (including to the extent permitted by law, creditors who are members) in satisfaction of the liabilities of Liberty LLC; (ii) second, to establish cash reserves for contingent or unforeseen liabilities; and (iii) third, to the members in proportion to the number of Liberty LLC Units owned by each of them.

Tax Receivable Agreements

In connection with the IPO, on January 17, 2018, the Company entered into two tax receivable agreements, (the “TRAs”) with the Liberty Unit Holders and the selling stockholder (each such person and any permitted transferee, a “TRA Holder” and together, the “TRA Holders”). The TRAs generally provide for the payment by the Company of 85% of the net cash savings, if any, in U.S. federal, state, and local income tax and franchise tax (computed using simplifying assumptions to address the impact of state and local taxes) that the Company actually realizes (or is deemed to realize in certain circumstances) in periods after the IPO as a result, as applicable to each TRA Holder, of (i) certain increases in tax basis that occur as a result of the Company’s acquisition (or deemed acquisition for U.S. federal income tax purposes) of all or a portion of such TRA Holder’s Liberty LLC Units in connection with the IPO or pursuant to the exercise of the Redemption Right or the Call Right, (ii) any net operating losses available to the Company as a result of the corporate reorganization, and (iii) imputed interest deemed to be paid by the Company as a result of, and additional tax basis arising from, any payments the Company makes under the TRAs. For the year ended December 31, 2020, the Company made TRA payments of $1.9 million and $5.5 million, totaling $7.4 million. These TRA payments were related to tax benefits realized in prior years and for the Company’s carryback of 2019 net operating losses to 2018 taxable income under the CARES Act.

Schlumberger

Master Transaction Agreement

On August 31, 2020, the Company, entered into a Master Transaction Agreement (the “MTA”) with Schlumberger, Schlumberger Canada Limited, (“Schlumberger Canada” and, together with Schlumberger, the “Schlumberger Parties”), Liberty LLC, and LOS Canada Operations Inc. (“Canadian Buyer”), pursuant to which the Liberty LLC and Canadian Buyer acquired the Schlumberger Parties’

OneStim business in exchange for 57,377,232 shares of Class A Common Stock and a non-interest bearing demand promissory note, which note was satisfied with 8,948,902 shares of Class A Common Stock, resulting in a total of 66,326,134 shares of Class A Common Stock being issued in connection with the transaction. The Schlumberger Parties are affiliated with Messrs. Ayat and McDonald, who are on our Board. The transactions contemplated by the MTA closed on December 31, 2020.

Until December 31, 2024, subject to certain exceptions and as more specifically set forth in the MTA, without the prior written consent of the Company, each of Schlumberger and Schlumberger Canada will not, and will cause each of their respective affiliates (including Schlumberger Limited) not to, directly or indirectly engage in any business or enterprise that is competitive with OneStim within onshore United States and Canada.

On December 31, 2020, in connection with the closing of the transactions contemplated by the MTA, the Company (and/or one or more of its subsidiaries) and the Schlumberger Parties entered into the following agreements, each of which may involve amounts in excess of $120,000: (i) an intellectual property license agreement, whereby the Schlumberger Parties granted to Liberty LLC and the Company exclusive and non-exclusive licenses to certain intellectual property, and Liberty LLC granted to the Schlumberger Parties a non-exclusive license to certain patents acquired by Liberty LLC under the MTA; (ii) an employee matters agreement, pursuant to which the applicable Schlumberger Party agreed to lease employees to the Company or a subsidiary of the Company until March 1, 2021, subject to certain exceptions and extensions; (iii) an alliance agreement whereby Schlumberger and Liberty LLC agreed to collaborate to advance each of their product portfolios and technology offerings; (iv) a transition services agreement whereby Schlumberger or its designee agreed to provide certain back-office, administrative, field operations, supply chain and other specified services to the Company until March 1, 2021, subject to certain exceptions and extensions; and (v) a strategic supply agreement intended to provide the Company with an opportunity to purchase from the various business lines of Schlumberger, products and services with competitive pricing terms for a term not to exceed the term of the non-compete covenant in the MTA discussed above.

Amended and Restated Stockholders Agreement

In connection with the OneStim Acquisition, we entered into an amended and restated stockholders agreement with affiliates of Riverstone, and the Schlumberger Parties. Among other things, the amended and restated stockholders agreement provides the right to designate nominees to our Board as follows:

•so long as the Schlumberger Parties and its affiliates collectively beneficially own at least 20% of the outstanding shares of our Common Stock, the Schlumberger Parties can designate up to two (2) nominees to our Board; and

•so long as the Schlumberger Parties and their affiliates collectively beneficially own at least 10% of the outstanding shares of our Common Stock, the Schlumberger Parties can designate up to one (1) nominee to our Board.

Pursuant to the amended and restated stockholders agreement, the Schlumberger Parties will not, (i) for a period of nine months from the closing of the OneStim Acquisition, transfer or dispose of (or take other analogous actions in accordance with the terms of the agreement) any economic, voting or other rights in or to their issued shares, other than certain permitted transfers and, (ii) for a period of four years from the closing of the OneStim Acquisition, make any transfer of Common Stock to any direct competitor of the Company or to any person that is subject to, or by virtue of such transfer would become subject to, the reporting obligations under Schedule 13D under the Exchange Act, with respect to Common Stock (the “Lock-Up and Transfer Restrictions”).

Pursuant to the amended and restated stockholders agreement, the Schlumberger Parties and their affiliates are subject to customary standstill restrictions in accordance with which such parties will agree not to, among other things, acquire beneficial ownership of any equity securities of the Company or publicly seek or encourage any offer or proposal for a merger or similar transaction involving the Company during the period commencing on the date of the agreement and continuing until the fourth anniversary of the closing of the OneStim Acquisition (the “Standstill”).

Pursuant to the amended and restated stockholders agreement, we will be required to take all necessary actions, to the fullest extent permitted by applicable law (including with respect to any fiduciary duties under Delaware law), to cause the election of the nominees designated by either the Riverstone affiliates or the Schlumberger Parties. At any time the members of our Board are allocated among separate classes of directors, (i) the directors designated by the Riverstone affiliates pursuant to the amended and restated stockholders agreement will be to the classes as mutually agreed between us and the Riverstone affiliates, and (ii) the directors designated by the Schlumberger Parties pursuant to the amended and restated stockholders agreement will be to the classes as mutually agreed between us and the Schlumberger Parties. The Riverstone affiliates will be entitled to designate the replacement for any of its Board designees whose service terminates prior to the end of such director’s term. The Schlumberger Parties will be entitled to designate the replacement for any of its Board designees whose service terminates prior to the end of such director’s term.

The amended and restated stockholders agreement will terminate with respect to the Schlumberger Parties at the earliest of (a) such time as the Schlumberger Parties no longer beneficially own at least 10% of the outstanding shares of Common Stock and are no longer subject to the Standstill and the Lock-Up and Transfer Restrictions, (b) such time as the Schlumberger Parties do not beneficially own any shares of Common Stock, and (c) the written agreement of the Schlumberger Parties and the Company terminating the agreement. The amended and restated stockholders agreement will terminate with respect to Riverstone at the earliest of (i) such time as Riverstone and its affiliates no longer beneficially own at least 10% of the outstanding shares of Common Stock, and (ii) the delivery of written notice to the Company by Riverstone of the termination of the agreement with respect to Riverstone.

Amended and Restated Registration Rights Agreement

In connection with the OneStim Acquisition, we entered into an amended and restated registration rights agreement with Schlumberger, Schlumberger Canada and each of the other holders identified therein (the “Holders”), pursuant to which, among other things, certain Holders, including affiliates of Riverstone, Schlumberger and Schlumberger Canada (the “Sponsoring Holders”), have customary demand registration rights and we are obligated to prepare and file a registration statement registering the offer and sale of all of Schlumberger and Schlumberger Canada’s shares of Class A Common Stock. In addition, pursuant to this agreement, the Sponsoring Holders have the right to require us, subject to certain limitations set forth therein, to effect a distribution of any or all of their shares of Class A Common Stock by means of an underwritten offering. We are not obligated to effect any underwritten offering unless the dollar amount of the registrable securities of the Sponsoring Holder(s) demanding such underwritten offering to be included therein is reasonably likely to result in gross sale proceeds of at least $25 million. The amended and restated registration rights agreement also provides Holders with certain customary piggyback registration rights. These registration rights are subject to certain conditions and limitations, including the right of the underwriters to limit the number of shares to be included in a registration or offering and the Company’s right to delay or withdraw a registration statement under certain circumstances.

Property Swap

During 2021, a subsidiary of the Company and Schlumberger entered into a property swap agreement under which the Company exchanged with Schlumberger a property acquired in the OneStim Acquisition and $4.9 million in cash for a separate property that the Company has utilized with its existing operations.

Working Capital Settlement

Under the MTA, to the extent the net working capital, as defined therein, of the transferred OneStim business is less than $54.6 million, the difference shall be payable in cash to the Company. In 2021, the Company agreed on a working capital settlement from Schlumberger of $15.8 million, most of which was netted against transaction services costs and cash settlements during the transition services period.

Purchase of Chemicals, Proppant and Equipment

Following the OneStim Acquisition, in the normal course of business, the Company purchases chemicals, proppant and other equipment and maintenance parts from Schlumberger and its subsidiaries. For the year ended December 31, 2021, total purchases from Schlumberger were approximately $28.2 million, and as of December 31, 2021, amounts due to Schlumberger were $3.8 million.

Underwriting Agreement

On February 8, 2021, the Company, R/C Energy IV Direct Partnership, L.P. and R/C IV Liberty Holdings, L.P. (together, the “Riverstone Affiliates”) and Morgan Stanley & Co. LLC (the “Underwriter”), entered into an underwriting agreement (the “Underwriting Agreement”), pursuant to which the Riverstone Affiliates agreed to sell to the Underwriter, and the Underwriter agreed to purchase from the Riverstone Affiliates, subject to and upon the terms and conditions set forth therein, an aggregate of 8,700,000 shares of Class A Common Stock of the Company (the “Offering”). The Offering closed on February 11, 2021. Pursuant to the Underwriting Agreement, the Riverstone Affiliates also granted the Underwriter a 30-day option to purchase from the Riverstone Affiliates up to 1,305,000 additional shares of Class A Common Stock at the public offering price, less the underwriting discount. The Company will not receive any proceeds from the sale of shares of Class A Common Stock in the Offering. The Underwriting Agreement contains customary representations, warranties and agreements of the Company and the Riverstone Affiliates and other customary obligations of the parties and termination provisions.

Transactions with Liberty Resources

Liberty Resources LLC (“Liberty Resources”) is an oil and gas exploration and production company of which Mr. Wright is the Executive Chairman. Mr. Wright previously served as the Chief Executive Officer at Liberty Resources from its formation in September 2010 until March 2017. Liberty Resources entered into a master service agreement with Liberty Oilfield Services LLC, a subsidiary of the Company (“Liberty Services”), whereby Liberty Services provides hydraulic fracturing service to Liberty Resources at market service rates. For the year ended December 31, 2021, the amounts related to the provision of hydraulic fracturing services to Liberty Resources under the master services agreement was $2.8 million.

Transactions with Franklin Mountain

Franklin Mountain Energy LLC (“Franklin Mountain”) is an oil and gas exploration and production company of which Ms. Robertson serves as the Chief Financial Officer. Franklin Mountain entered into a master service agreement with Liberty Services, whereby Liberty Services provides hydraulic fracturing service to Franklin Mountain at market service rates. For the year ended December 31, 2021, the amounts related to the provision of hydraulic fracturing services to Franklin Mountain under the master services agreement was $20.5 million or 0.8% of the Company’s revenues for such period.

Transactions with PropX

Liberty Services currently leases equipment from Proppant Express Solutions, LLC (“PropX”), a provider of proppant logistics equipment. Liberty Services acquired PropX in October of 2021 (the “PropX Acquisition”), resulting in PropX now being a wholly-owned subsidiary of Liberty Services. R/C IV Liberty Big Box Holdings, L.P., a Riverstone fund and a former significant stockholder of the Company, held a greater than 10% equity interest in PropX. Christopher A. Wright, the Chief Executive Officer, Michael Stock, the Chief Financial Officer and Ron Gusek, the President of the Company, held a less than 5% equity interest in PropX through Big Box Proppant Investments LLC. Cary Steinbeck, a director of the Company, served on the PropX Board and held a less than 5% indirect equity interest in PropX. In addition, Brett Staffieri, a Riverstone appointed director, served on the Board of the Company until June 15, 2021 and on the PropX board of directors until the PropX Acquisition. The PropX Acquisition was reviewed and approved by the disinterested members of the Board and pursuant to the Company’s related party transactions policy. From January 1, 2021 through the PropX Acquisition date, Liberty Services paid PropX $7.3 million for the lease of proppant logistics equipment. In connection with the PropX Acquisition, each of the sellers and certain of their investors that received Liberty LLC units, entered into a joinder to the Liberty LLC Agreement. See “Certain Relationships and Related Person Transactions – Liberty LLC Agreement” above for a description of the material terms of the Liberty LLC Agreement.

Transactions with Tim Babcock

Tim Babcock is currently employed at ST9 Gas and Oil LLC, a wholly-owned subsidiary of Liberty Services (“ST9”) as a key account manager. Tim Babcock is the son of Ken Babcock, who serves on the Board. For the year ended December 31, 2021, ST9 paid Tim Babcock $121,772.92.

Indemnification for Officers and Directors

Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide indemnification rights to our directors and officers and permit us to purchase insurance on behalf of any officer, director, employee or other agent for any liability arising out of that person’s actions as our officer, director, employee or agent, regardless of whether Delaware law would mandate indemnification. Additionally, we have entered into separate indemnity agreements with our directors and officers to provide additional indemnification benefits, including the right to receive, in advance, reimbursements for expenses incurred in connection with a defense for which the director or officer is entitled to indemnification. We believe that the limitation of liability provisions in our certificate of incorporation, bylaws and the indemnity agreements will facilitate our ability to continue to attract and retain qualified individuals to serve as directors and officers.

Conflicts of Interest

The related party transactions described herein may cause certain conflicts of interests, including that:

♦we may enter into contracts between us, on the one hand, and related parties, on the other, that are not as a result of arm’s-length transactions;

♦our executive officers and directors that hold positions of responsibility with related parties may be aware of certain business opportunities that are appropriate for presentation to us as well as to such other related parties and may present such business opportunities to such other parties; and

♦our executive officers and directors that hold positions of responsibility with related parties may have significant duties with, and spend significant time serving, other entities and may have conflicts of interest in allocating time.

For example, Mr. Wright, our Chief Executive Officer, is the Executive Chairman of Liberty Resources, a position which may require a portion of his time and which may cause conflicts of interest in pursuing business opportunities of which he becomes aware.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and persons who are beneficial owners of more than ten percent (10%) of a registered class of the Company’s equity securities to file with the SEC initial reports of ownership and reports of changes in ownership. Directors, executive officers and beneficial owners of more than ten percent (10%) of a registered class of the Company’s equity securities are also required to furnish the Company with copies of all Section 16(a) reports that they file with the SEC. If requested, the Company assists its executive officers and directors in complying with the reporting requirements of Section 16(a) of the Exchange Act. The SEC has designated specific deadlines for these reports, and we must identify in this Proxy Statement those persons who did not file these reports when due.

To the Company’s knowledge, based solely on examination of these reports and on written representations provided to us, all directors, executive officers and ten percent (10%) owners timely filed all reports regarding transactions in our securities required to be filed for 2021 pursuant to Section 16(a) of the Exchange Act, except for one late Form 3 filing for James R. McDonald due to a delay in receipt of EDGAR codes in January 2021, one late Form 4 filing for Peter Dea related to annual director RSU grant on February 9, 2021 and one late Form 4 filing for Ron Gusek related to shares received upon conversion of Class B Common Stock on December 2, 2021.

HOUSEHOLDING

The SEC permits companies and intermediaries (such as brokers and banks) to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report to those stockholders. This process, which is commonly referred to as “householding,” is intended to reduce the volume of duplicate information stockholders receive and reduce expenses for companies. Both the Company and some of our intermediaries may be householding our proxy materials and Annual Report on Form 10-K. Once you have received notice from your broker or another intermediary that they will be householding materials sent to your address, householding will continue until you are notified otherwise or until you revoke your consent. Should you wish to receive separate copies of our Annual Report on Form 10-K and proxy statement in the future, we will promptly deliver a separate copy of each of these documents to you if you send a written or oral request to us at our phone number or address appearing on the cover of this Proxy Statement, to the attention of the Corporate Secretary. If you hold your shares through an intermediary that is householding and you want to receive separate copies of our Annual Report on Form 10-K and proxy statement in the future, you should contact your bank, broker or other nominee record holder.

STOCKHOLDER PROPOSALS

Pursuant to Rule l4a-8 under the Exchange Act, in order for a stockholder proposal to be included in the Company’s proxy statement for its 2023 annual meeting, such proposal must be received at the Company’s principal executive offices at 950 17th Street, Suite 2400, Denver, Colorado 80202, Attn: Corporate Secretary, no later than November 9, 2022, and must comply with additional requirements established by the SEC. SEC rules set standards for eligibility and specify the types of stockholder proposals that may be excluded from a proxy statement. In addition, the Company’s Amended and Restated Bylaws provide that any stockholder who would like to have a proposal considered at our 2023 annual meeting of stockholders must submit the proposal to the Secretary of the Company at the Company’s principal executive offices so that it is received by not earlier than the close of business on December 20, 2022, and not later than the close of business on January 19, 2023, unless the date of our 2023 annual meeting is more than 30 days before or more than 60 days after April 19, 2023, in which case the proposal must be received no later than the 10th day following the day on which public announcement of the date of such meeting is first made by the Company. A copy of the Company’s Amended and Restated Bylaws is available upon request from the Secretary of the Company. Stockholders who intend to submit a proposal for nomination of persons for election to our Board or a proposal of business at the 2023 annual meeting (other than matters properly brought under Rule 14a-8 under the Exchange Act and included in the Company’s notice of meeting) must follow the procedures prescribed in the Company’s Amended and Restated Bylaws. No stockholder proposal was received for inclusion in this Proxy Statement.

WHERE YOU CAN FIND MORE INFORMATION

We file or furnish annual, quarterly and current reports, proxy statements and other documents with the SEC under the Exchange Act. The SEC also maintains an internet website at www.sec.gov that contains reports, proxy and information statements and other information regarding issuers, including us, that file electronically with the SEC.

We also make available free of charge through our website, www.libertyfrac.com, electronic copies of certain documents that we file with the SEC, including our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.

OTHER MATTERS

As of the date of this Proxy Statement, the Board does not intend to present any matters other than those described herein at the Annual Meeting and is unaware of any matters to be presented by other parties. If other matters are properly brought before the meeting for action by the stockholders, proxies will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON APRIL 19, 2022:

A COPY OF THIS PROXY STATEMENT, THE NOTICE OF 2022 ANNUAL MEETING OF STOCKHOLDERS, THE 2022 ANNUAL REPORT TO STOCKHOLDERS AND THE PROXY CARD ARE AVAILABLE AT HTTP://ASTPROXYPORTAL.COM/AST/21952.

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, YOU ARE URGED TO VOTE BY INTERNET, BY PHONE OR IF YOU HAVE RECEIVED PAPER COPIES OF THE PROXY MATERIALS, BY COMPLETING, SIGNING AND RETURNING THE PROXY IN THE ENCLOSED POSTAGE-PAID, ADDRESSED ENVELOPE.

By Order of the Board of Directors,

/s/ R. Sean Elliott

R. Sean Elliott
Vice President, General Counsel and Corporate Secretary

Denver, Colorado
March 8, 2022

ANNUAL MEETING OF STOCKHOLDERS OF

LIBERTY OILFIELD SERVICES INC.

Tuesday, April 19, 2022

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card
are available at http://www.astproxyportal.com/ast/21952

Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.

   Please detach along perforated line and mail in the envelope provided.

20330303000000001000 6	041922

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE NOMINEES LISTED IN PROPOSAL 1 AND “FOR” PROPOSALS 2, 3 AND 4.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1. Election of Directors: To elect three (3) Class III directors to the Board to serve until the 2025 annual meeting or until their successors are duly elected and qualified.
NOMINEES:
☐	FOR ALL NOMINEES	Peter A. Dea William F. Kimble James R. McDonald
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES
☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

		FOR	AGAINST	ABSTAIN
2.	Approval, on an advisory basis, of the compensation of the Company’s named executive officers.	☐	☐	☐

		FOR	AGAINST	ABSTAIN
3.	Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022.	☐	☐	☐
		FOR	AGAINST	ABSTAIN
4.	Approval of an amendment to the Company’s Amended and Restated Certificate of Incorporation to change the name of the Company.	☐	☐	☐

TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD.

IMPORTANT NOTICE
YOUR VOTE IS IMPORTANT. PLEASE SIGN, DATE AND RETURN YOUR PROXY AS SOON AS POSSIBLE. BY DOING SO, YOU MAY SAVE LIBERTY OILFIELD SERVICES INC. THE EXPENSE OF ADDITIONAL SOLICITATION.

NOTE: In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

MARK “X” HERE IF YOU PLAN TO ATTEND THE VIRTUAL MEETING ☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

1

LIBERTY OILFIELD SERVICES INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS

The undersigned hereby appoint(s) Christopher A. Wright, Michael Stock and R. Sean Elliott, or any one of them, attorneys with full power of substitution and revocation to each, for and in the name of the undersigned with all the powers the undersigned would possess if personally present, to vote the shares of the undersigned in Liberty Oilfield Services Inc. as indicated on the proposals referred to on the reverse side hereof at the annual meeting of its stockholders to be held virtually via live webcast at https://web.lumiagm.com/245867901 (password: liberty2022) on Tuesday, April 19, 2022 at 9:00 a.m. Mountain Time and at any adjournments thereof, and in their or his discretion upon any other matter which may properly come before said meeting.

This card also constitutes voting instructions to the trustees under the Liberty Oilfield Services Inc. savings plans to vote, in person or by proxy, the proportionate interest of the undersigned in the shares of Common Stock of Liberty Oilfield Services Inc. held by the trustees under the plans, as described in the proxy statement.

(Continued and to be signed on the reverse side)

COMMENTS:

1.1	14475